Exhibit 10.6

International Swaps and Derivatives Association, Inc.

2002 MASTER AGREEMENT

dated as of 28 December, 2016

Merrill Lynch International                     and                    SPDR® Long Dollar Gold Trust, a series of

                                                                                                 World Currency Gold Trust

have entered and/or anticipate entering into one or more transactions (each a “Transaction”) that are or will be governed by this 2002 Master Agreement, which includes the schedule (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties or otherwise effective for the purpose of confirming or evidencing those Transactions. This 2002 Master Agreement and the Schedule are together referred to as this “Master Agreement”.

Accordingly, the parties agree as follows:—

1. Interpretation

(a) Definitions. The terms defined in Section 14 and elsewhere in this Master Agreement will have the meanings therein specified for the purpose of this Master Agreement.

(b) Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement, such Confirmation will prevail for the purpose of the relevant Transaction.

(c) Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transactions.

2. Obligations

(a) General Conditions.

(i) Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

(ii) Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

Copyright © 2002 by International Swaps and Derivatives Association, Inc.

(iii) Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other condition specified in this Agreement to be a condition precedent for the purpose of this Section 2(a)(iii).

(b) Change of Account. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the Scheduled Settlement Date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c) Netting of Payments. If on any date amounts would otherwise be payable:—

(i) in the same currency; and

(ii) in respect of the same Transaction,

by each party to the other, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by which the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount and payment obligation will be determined in respect of all amounts payable on the same date in the same currency in respect of those Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or any Confirmation by specifying that “Multiple Transaction Payment Netting” applies to the Transactions identified as being subject to the election (in which case clause (ii) above will not apply to such Transactions). If Multiple Transaction Payment Netting is applicable to Transactions, it will apply to those Transactions with effect from the starting date specified in the Schedule or such Confirmation, or, if a starting date is not specified in the Schedule or such Confirmation, the starting date otherwise agreed by the parties in writing. This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(d) Deduction or Withholding for Tax.

(i) Gross-Up. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party (“X”) will:—

(1) promptly notify the other party (“Y”) of such requirement;

(2) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

(3) promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

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(4) if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:—

(A) the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or

(B) the failure of a representation made by Y pursuant to Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, after a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

(ii) Liability. If:—

(1) X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);

(2) X does not so deduct or withhold; and

(3) a liability resulting from such Tax is assessed directly against X,

then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).

3. Representations

Each party makes the representations contained in Sections 3(a), 3(b), 3(c), 3(d), 3(e) and 3(f) and, if specified in the Schedule as applying, 3(g) to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement). If any “Additional Representation” is specified in the Schedule or any Confirmation as applying, the party or parties specified for such Additional Representation will make and, if applicable, be deemed to repeat such Additional Representation at the time or times specified for such Additional Representation.

(a) Basic Representations.

(i) Status. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;

(ii) Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;

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(iii) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv) Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(v) Obligations Binding. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b) Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

(c) Absence of Litigation. There is not pending or, to its knowledge, threatened against it, any of its Credit Support Providers or any of its applicable Specified Entities any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d) Accuracy of Specified Information. All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

(e) Payer Tax Representation. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f) Payee Tax Representations. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

(g) No Agency. It is entering into this Agreement, including each Transaction, as principal and not as agent of any person or entity.

4. Agreements

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party:—

(a) Furnish Specified Information. It will deliver to the other party or, in certain cases under clause (iii) below, to such government or taxing authority as the other party reasonably directs:—

(i) any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;

(ii) any other documents specified in the Schedule or any Confirmation; and

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(iii) upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b) Maintain Authorisations. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c) Comply With Laws. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.

(d) Tax Agreement. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e) Payment of Stamp Tax. Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organised, managed and controlled or considered to have its seat, or where an Office through which it is acting for the purpose of this Agreement is located (“Stamp Tax Jurisdiction”), and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party’s execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

5. Events of Default and Termination Events

(a) Events of Default. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes (subject to Sections 5(c) and 6(e)(iv)) an event of default (an “Event of Default”) with respect to such party:—

(i) Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 9(h)(i)(2) or (4) required to be made by it if such failure is not remedied on or before the first Local Business Day in the case of any such payment or the first Local Delivery Day in the case of any such delivery after, in each case, notice of such failure is given to the party;

(ii) Breach of Agreement; Repudiation of Agreement.

(1) Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 9(h)(i)(2) or (4) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied within 30 days after notice of such failure is given to the party; or

(2) the party disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, this Master Agreement, any Confirmation executed and delivered by that party or any

Transaction evidenced by such a Confirmation (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

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(iii) Credit Support Default.

(1) Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

(2) the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document, or any security interest granted by such party or such Credit Support Provider to the other party pursuant to any such Credit Support Document, to be in full force and effect for the purpose of this Agreement (in each case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

(3) the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(iv) Misrepresentation. A representation (other than a representation under Section 3(e) or 3(f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

(v) Default Under Specified Transaction. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:—

(1) defaults (other than by failing to make a delivery) under a Specified Transaction or any credit support arrangement relating to a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, such default results in a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction;

(2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment due on the last payment or exchange date of, or any payment on early termination of, a Specified Transaction (or, if there is no applicable notice requirement or grace period, such default continues for at least one Local Business Day);

(3) defaults in making any delivery due under (including any delivery due on the last delivery or exchange date of) a Specified Transaction or any credit support arrangement relating to a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, such default results in a liquidation of, an acceleration of obligations under, or an early termination of, all transactions outstanding under the documentation applicable to that Specified Transaction; or

(4) disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, a Specified Transaction or any credit support arrangement relating to a Specified Transaction that is, in either case, confirmed or evidenced by a document or other confirming evidence executed and delivered by that party, Credit Support Provider or Specified Entity (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

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(vi) Cross-Default. If “Cross-Default” is specified in the Schedule as applying to the party, the occurrence or existence of:—

(1) a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) where the aggregate principal amount of such agreements or instruments, either alone or together with the amount, if any, referred to in clause (2) below, is not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments before it would otherwise have been due and payable; or

(2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments under such agreements or instruments on the due date for payment (after giving effect to any applicable notice requirement or grace period) in an aggregate amount, either alone or together with the amount, if any, referred to in clause (1) above, of not less than the applicable Threshold Amount;

(vii) Bankruptcy. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:—

(1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4)(A) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (I) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (II) is not dismissed, discharged, stayed or restrained in each case within 15 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 15 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) above (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

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(viii) Merger Without Assumption. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, or reorganises, reincorporates or reconstitutes into or as, another entity and, at the time of such consolidation, amalgamation, merger, transfer, reorganisation, reincorporation or reconstitution:—

(1) the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party; or

(2) the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b) Termination Events. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes (subject to Section 5(c)) an Illegality if the event is specified in clause (i) below, a Force Majeure Event if the event is specified in clause (ii) below, a Tax Event if the event is specified in clause (iii) below, a Tax Event Upon Merger if the event is specified in clause (iv) below, and, if specified to be applicable, a Credit Event Upon Merger if the event is specified pursuant to clause (v) below or an Additional Termination Event if the event is specified pursuant to clause (vi) below:—

(i) Illegality. After giving effect to any applicable provision, disruption fallback or remedy specified in, or pursuant to, the relevant Confirmation or elsewhere in this Agreement, due to an event or circumstance (other than any action taken by a party or, if applicable, any Credit Support Provider of such party) occurring after a Transaction is entered into, it becomes unlawful under any applicable law (including without limitation the laws of any country in which payment, delivery or compliance is required by either party or any Credit Support Provider, as the case may be), on any day, or it would be unlawful if the relevant payment, delivery or compliance were required on that day (in each case, other than as a result of a breach by the party of Section 4(b)):—

(1) for the Office through which such party (which will be the Affected Party) makes and receives payments or deliveries with respect to such Transaction to perform any absolute or contingent obligation to make a payment or delivery in respect of such Transaction, to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

(2) for such party or any Credit Support Provider of such party (which will be the Affected Party) to perform any absolute or contingent obligation to make a payment or delivery which such party or Credit Support Provider has under any Credit Support Document relating to such Transaction, to receive a payment or delivery under such Credit Support Document or to comply with any other material provision of such Credit Support Document;

(ii) Force Majeure Event. After giving effect to any applicable provision, disruption fallback or remedy specified in, or pursuant to, the relevant Confirmation or elsewhere in this Agreement, by reason of force majeure or act of state occurring after a Transaction is entered into, on any day:—

(1) the Office through which such party (which will be the Affected Party) makes and receives payments or deliveries with respect to such Transaction is prevented from performing any absolute or contingent obligation to make a payment or delivery in respect of such Transaction, from receiving a payment or delivery in respect of such Transaction or from complying with any other material provision of this Agreement relating to such Transaction (or would be so prevented if such payment, delivery or compliance were required on that day), or it becomes impossible or

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impracticable for such Office so to perform, receive or comply (or it would be impossible or impracticable for such Office so to perform, receive or comply if such payment, delivery or compliance were required on that day); or

(2) such party or any Credit Support Provider of such party (which will be the Affected Party) is prevented from performing any absolute or contingent obligation to make a payment or delivery which such party or Credit Support Provider has under any Credit Support Document relating to such Transaction, from receiving a payment or delivery under such Credit Support Document or from complying with any other material provision of such Credit Support Document (or would be so prevented if such payment, delivery or compliance were required on that day), or it becomes impossible or impracticable for such party or Credit Support Provider so to perform, receive or comply (or it would be impossible or impracticable for such party or Credit Support Provider so to perform, receive or comply if such payment, delivery or compliance were required on that day), so long as the force majeure or act of state is beyond the control of such Office, such party or such Credit Support Provider, as appropriate, and such Office, party or Credit Support Provider could not, after using all reasonable efforts (which will not require such party or Credit Support Provider to incur a loss, other than immaterial, incidental expenses), overcome such prevention, impossibility or impracticability;

(iii) Tax Event. Due to (1) any action taken by a taxing authority, or brought in a court of competent jurisdiction, after a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (2) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Settlement Date (A) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 9(h)) or (B) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 9(h)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)( A) or (B));

(iv) Tax Event Upon Merger. The party (the “Burdened Party”) on the next succeeding Scheduled Settlement Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 9(h)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets (or any substantial part of the assets comprising the business conducted by it as of the date of this Master Agreement) to, or reorganising, reincorporating or reconstituting into or as, another entity (which will be the Affected Party) where such action does not constitute a Merger Without Assumption;

(v) Credit Event Upon Merger. If “Credit Event Upon Merger” is specified in the Schedule as applying to the party, a Designated Event (as defined below) occurs with respect to such party, any Credit Support Provider of such party or any applicable Specified Entity of such party (in each case, “X”) and such Designated Event does not constitute a Merger Without Assumption, and the creditworthiness of X or, if applicable, the successor, surviving or transferee entity of X, after taking into account any applicable Credit Support Document, is materially weaker immediately after the occurrence of such Designated Event than that of X immediately prior to the occurrence of such Designated Event (and, in any such event, such party or its successor, surviving or transferee entity, as appropriate, will be the Affected Party). A “Designated Event” with respect to X means that:—

(1) X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets (or any substantial part of the assets comprising the business conducted by X as of the date of this Master Agreement) to, or reorganises, reincorporates or reconstitutes into or as, another entity;

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(2) any person, related group of persons or entity acquires directly or indirectly the beneficial ownership of (A) equity securities having the power to elect a majority of the board of directors (or its equivalent) of X or (B) any other ownership interest enabling it to exercise control of X; or

(3) X effects any substantial change in its capital structure by means of the issuance, incurrence or guarantee of debt or the issuance of (A) preferred stock or other securities convertible into or exchangeable for debt or preferred stock or (B) in the case of entities other than corporations, any other form of ownership interest; or

(vi) Additional Termination Event. If any “Additional Termination Event” is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties will be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c) Hierarchy of Events.

(i) An event or circumstance that constitutes or gives rise to an Illegality or a Force Majeure Event will not, for so long as that is the case, also constitute or give rise to an Event of Default under Section 5(a)(i), 5(a)(ii)(l) or 5(a)(iii)(l) insofar as such event or circumstance relates to the failure to make any payment or delivery or a failure to comply with any other material provision of this Agreement or a Credit Support Document, as the case may be.

(ii) Except in circumstances contemplated by clause (i) above, if an event or circumstance which would otherwise constitute or give rise to an Illegality or a Force Majeure Event also constitutes an Event of Default or any other Termination Event, it will be treated as an Event of Default or such other Termination Event, as the case may be, and will not constitute or give rise to an Illegality or a Force Majeure Event.

(iii) If an event or circumstance which would otherwise constitute or give rise to a Force Majeure Event also constitutes an Illegality, it will be treated as an Illegality, except as described in clause (ii) above, and not a Force Majeure Event.

(d) Deferral of Payments and Deliveries During Waiting Period. If an Illegality or a Force Majeure Event has occurred and is continuing with respect to a Transaction, each payment or delivery which would otherwise be required to be made under that Transaction will be deferred to, and will not be due until:—

(i) the first Local Business Day or, in the case of a delivery, the first Local Delivery Day (or the first day that would have been a Local Business Day or Local Delivery Day, as appropriate, but for the occurrence of the event or circumstance constituting or giving rise to that Illegality or Force Majeure Event) following the end of any applicable Waiting Period in respect of that Illegality or Force Majeure Event, as the case may be; or

(ii) if earlier, the date on which the event or circumstance constituting or giving rise to that Illegality or Force Majeure Event ceases to exist or, if such date is not a Local Business Day or, in the case of a delivery, a Local Delivery Day, the first following day that is a Local Business Day or Local Delivery Day, as appropriate.

(e) Inability of Head or Home Office to Perform Obligations of Branch. If (i) an Illegality or a Force Majeure Event occurs under Section 5(b)(i)(l) or 5(b)(ii)(l) and the relevant Office is not the Affected Party’s head or home office, (ii) Section 10(a) applies, (iii) the other party seeks performance of the relevant obligation or

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compliance with the relevant provision by the Affected Party’s head or home office and (iv) the Affected Party’s head or home office fails so to perform or comply due to the occurrence of an event or circumstance which would, if that head or home office were the Office through which the Affected Party makes and receives payments and deliveries with respect to the relevant Transaction, constitute or give rise to an Illegality or a Force Majeure Event, and such failure would otherwise constitute an Event of Default under Section 5(a)(i) or 5(a)(iii)(l) with respect to such party, then, for so long as the relevant event or circumstance continues to exist with respect to both the Office referred to in Section 5(b)(i)(l) or 5(b)(ii)(l), as the case may be, and the Affected Party’s head or home office, such failure will not constitute an Event of Default under Section 5(a)(i) or 5(a)(iii)(l).

6. Early Termination; Close-Out Netting

(a) Right to Terminate Following Event of Default. If at any time an Event of Default with respect to a party (the “Defaulting Party”) has occurred and is then continuing, the other party (the “Non-defaulting Party”) may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, “Automatic Early Termination” is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(l), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b) Right to Terminate Following Termination Event.

(i) Notice. If a Termination Event other than a Force Majeure Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction, and will also give the other party such other information about that Termination Event as the other party may reasonably require. If a Force Majeure Event occurs, each party will, promptly upon becoming aware of it, use all reasonable efforts to notify the other party, specifying the nature of that Force Majeure Event, and will also give the other party such other information about that Force Majeure Event as the other party may reasonably require.

(ii) Transfer to Avoid Termination Event. If a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, other than immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).

Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

(iii) Two Affected Parties. If a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice of such occurrence is given under Section 6(b)(i) to avoid that Termination Event.

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(iv) Right to Terminate.

(1) If:—

(A) a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or

(B) a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party,

the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there are two Affected Parties, or the Non- affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, if the relevant Termination Event is then continuing, by not more than 20 days notice to the other party, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(2) If at any time an Illegality or a Force Majeure Event has occurred and is then continuing and any applicable Waiting Period has expired:—

(A) Subject to clause (B) below, either party may, by not more than 20 days notice to the other party, designate (I) a day not earlier than the day on which such notice becomes effective as an Early Termination Date in respect of all Affected Transactions or (II) by specifying in that notice the Affected Transactions in respect of which it is designating the relevant day as an Early Termination Date, a day not earlier than two Local Business Days following the day on which such notice becomes effective as an Early Termination Date in respect of less than all Affected Transactions. Upon receipt of a notice designating an Early Termination Date in respect of less than all Affected Transactions, the other party may, by notice to the designating party, if such notice is effective on or before the day so designated, designate that same day as an Early Termination Date in respect of any or all other Affected Transactions.

(B) An Affected Party (if the Illegality or Force Majeure Event relates to performance by such party or any Credit Support Provider of such party of an obligation to make any payment or delivery under, or to compliance with any other material provision of, the relevant Credit Support Document) will only have the right to designate an Early Termination Date under Section 6(b)(iv)(2)(A) as a result of an Illegality under Section 5(b)(i)(2) or a Force Majeure Event under Section 5(b)(ii)(2) following the prior designation by the other party of an Early Termination Date, pursuant to Section 6(b)(iv)(2)(A), in respect of less than all Affected Transactions.

(c) Effect of Designation.

(i) If notice designating an Early Termination Date is given under Section 6(a) or 6(b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

(ii) Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 9(h)(i) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date will be determined pursuant to Sections 6(e) and 9(h)(ii).

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(d) Calculations; Payment Date.

(i) Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including any quotations, market data or information from internal sources used in making such calculations), (2) specifying (except where there are two Affected Parties) any Early Termination Amount payable and (3) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation or market data obtained in determining a Close-out Amount, the records of the party obtaining such quotation or market data will be conclusive evidence of the existence and accuracy of such quotation or market data.

(ii) Payment Date. An Early Termination Amount due in respect of any Early Termination Date will, together with any amount of interest payable pursuant to Section 9(h)(ii)(2), be payable (1) on the day on which notice of the amount payable is effective in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default and (2) on the day which is two Local Business Days after the day on which notice of the amount payable is effective (or, if there are two Affected Parties, after the day on which the statement provided pursuant to clause (i) above by the second party to provide such a statement is effective) in the case of an Early Termination Date which is designated as a result of a Termination Event.

(e) Payments on Early Termination. If an Early Termination Date occurs, the amount, if any, payable in respect of that Early Termination Date (the “Early Termination Amount”) will be determined pursuant to this Section 6(e) and will be subject to Section 6(f).

(i) Events of Default. If the Early Termination Date results from an Event of Default, the Early Termination Amount will be an amount equal to (1) the sum of (A) the Termination Currency Equivalent of the Close-out Amount or Close-out Amounts (whether positive or negative) determined by the Non-defaulting Party for each Terminated Transaction or group of Terminated Transactions, as the case may be, and (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (2) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If the Early Termination Amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of the Early Termination Amount to the Defaulting Party.

(ii) Termination Events. If the Early Termination Date results from a Termination Event:—

(1) One Affected Party. Subject to clause (3) below, if there is one Affected Party, the Early Termination Amount will be determined in accordance with Section 6(e)(i), except that references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and to the Non-affected Party, respectively.

(2) Two Affected Parties. Subject to clause (3) below, if there are two Affected Parties, each party will determine an amount equal to the Termination Currency Equivalent of the sum of the Close-out Amount or Close-out Amounts (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions, as the case may be, and the Early Termination Amount will be an amount equal to (A) the sum of (I) one-half of the difference between the higher amount so determined (by party “X”) and the lower amount so determined (by party “Y”) and (II) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to Y. If the Early Termination Amount is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of the Early Termination Amount to Y.

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(3) Mid-Market Events. If that Termination Event is an Illegality or a Force Majeure Event, then the Early Termination Amount will be determined in accordance with clause (1) or (2) above, as appropriate, except that, for the purpose of determining a Close-out Amount or Close-out Amounts, the Determining Party will:—

(A) if obtaining quotations from one or more third parties (or from any of the Determining Party’s Affiliates), ask each third party or Affiliate (I) not to take account of the current creditworthiness of the Determining Party or any existing Credit Support Document and (II) to provide mid-market quotations; and

(B) in any other case, use mid-market values without regard to the creditworthiness of the Determining Party.

(iii) Adjustment for Bankruptcy. In circumstances where an Early Termination Date occurs because Automatic Early Termination applies in respect of a party, the Early Termination Amount will be subject to such adjustments as are appropriate and permitted by applicable law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

(iv) Adjustment for Illegality or Force Majeure Event. The failure by a party or any Credit Support Provider of such party to pay, when due, any Early Termination Amount will not constitute an Event of Default under Section 5(a)(i) or 5(a)(iii)(l) if such failure is due to the occurrence of an event or circumstance which would, if it occurred with respect to payment, delivery or compliance related to a Transaction, constitute or give rise to an Illegality or a Force Majeure Event. Such amount will (1) accrue interest and otherwise be treated as an Unpaid Amount owing to the other party if subsequently an Early Termination Date results from an Event of Default, a Credit Event Upon Merger or an Additional Termination Event in respect of which all outstanding Transactions are Affected Transactions and (2) otherwise accrue interest in accordance with Section 9(h)(ii)(2).

(v) Pre-Estimate. The parties agree that an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks, and, except as otherwise provided in this Agreement, neither party will be entitled to recover any additional damages as a consequence of the termination of the Terminated Transactions.

(f) Set-Off. Any Early Termination Amount payable to one party (the “Payee”) by the other party (the “Payer”), in circumstances where there is a Defaulting Party or where there is one Affected Party in the case where either a Credit Event Upon Merger has occurred or any other Termination Event in respect of which all outstanding Transactions are Affected Transactions has occurred, will, at the option of the Non-defaulting Party or the Non- affected Party, as the case may be (“X”) (and without prior notice to the Defaulting Party or the Affected Party, as the case may be), be reduced by its set-off against any other amounts (“Other Amounts”) payable by the Payee to the Payer (whether or not arising under this Agreement, matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation). To the extent that any Other Amounts are so set off, those Other Amounts will be discharged promptly and in all respects. X will give notice to the other party of any set-off effected under this Section 6(f).

For this purpose, either the Early Termination Amount or the Other Amounts (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, in good faith and using commercially reasonable procedures, to purchase the relevant amount of such currency.

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If an obligation is unascertained, X may in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) will be effective to create a charge or other security interest. This Section 6(f) will be without prejudice and in addition to any right of set-off, offset, combination of accounts, lien, right of retention or withholding or similar right or requirement to which any party is at any time otherwise entitled or subject (whether by operation of law, contract or otherwise).

7. Transfer

Subject to Section 6(b)(ii) and to the extent permitted by applicable law, neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that:—

(a) a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b) a party may make such a transfer of all or any part of its interest in any Early Termination Amount payable to it by a Defaulting Party, together with any amounts payable on or with respect to that interest and any other rights associated with that interest pursuant to Sections 8, 9(h) and 11.

Any purported transfer that is not in compliance with this Section 7 will be void.

8. Contractual Currency

(a) Payment in the Contractual Currency. Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the “Contractual Currency”). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in good faith and using commercially reasonable procedures in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b) Judgments. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in clause (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purpose of such judgment or order and the rate of exchange at which such party is able, acting in good faith and using commercially reasonable procedures in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party.

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(c) Separate Indemnities. To the extent permitted by applicable law, the indemnities in this Section 8 constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d) Evidence of Loss. For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

9. Miscellaneous

(a) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter. Each of the parties acknowledges that in entering into this Agreement it has not relied on any oral or written representation, warranty or other assurance (except as provided for or referred to in this Agreement) and waives all rights and remedies which might otherwise be available to it in respect thereof, except that nothing in this Agreement will limit or exclude any liability of a party for fraud.

(b) Amendments. An amendment, modification or waiver in respect of this Agreement will only be effective if in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system.

(c) Survival of Obligations. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d) Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(e) Counterparts and Confirmations.

(i) This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission and by electronic messaging system), each of which will be deemed an original.

(ii) The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation will be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes, by an exchange of electronic messages on an electronic messaging system or by an exchange of e-mails, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex, electronic message or e-mail constitutes a Confirmation.

(f) No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g) Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

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(h) Interest and Compensation.

(i) Prior to Early Termination. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction:—

(1) Interest on Defaulted Payments. If a party defaults in the performance of any payment obligation, it will, to the extent permitted by applicable law and subject to Section 6(c), pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as the overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment (and excluding any period in respect of which interest or compensation in respect of the overdue amount is due pursuant to clause (3)(B) or (C) below), at the Default Rate.

(2) Compensation for Defaulted Deliveries. If a party defaults in the performance of any obligation required to be settled by delivery, it will on demand (A) compensate the other party to the extent provided for in the relevant Confirmation or elsewhere in this Agreement and (B) unless otherwise provided in the relevant Confirmation or elsewhere in this Agreement, to the extent permitted by applicable law and subject to Section 6(c), pay to the other party interest (before as well as after judgment) on an amount equal to the fair market value of that which was required to be delivered in the same currency as that amount, for the period from (and including) the originally scheduled date for delivery to (but excluding) the date of actual delivery (and excluding any period in respect of which interest or compensation in respect of that amount is due pursuant to clause (4) below), at the Default Rate. The fair market value of any obligation referred to above will be determined as of the originally scheduled date for delivery, in good faith and using commercially reasonable procedures, by the party that was entitled to take delivery.

(3) Interest on Deferred Payments. If:—

(A) a party does not pay any amount that, but for Section 2(a)(iii), would have been payable, it will, to the extent permitted by applicable law and subject to Section 6(c) and clauses (B) and (C) below, pay interest (before as well as after judgment) on that amount to the other party on demand (after such amount becomes payable) in the same currency as that amount, for the period from (and including) the date the amount would, but for Section 2(a)(iii), have been payable to (but excluding) the date the amount actually becomes payable, at the Applicable Deferral Rate;

(B) a payment is deferred pursuant to Section 5(d), the party which would otherwise have been required to make that payment will, to the extent permitted by applicable law, subject to Section 6(c) and for so long as no Event of Default or Potential Event of Default with respect to that party has occurred and is continuing, pay interest (before as well as after judgment) on the amount of the deferred payment to the other party on demand (after such amount becomes payable) in the same currency as the deferred payment, for the period from (and including) the date the amount would, but for Section 5(d), have been payable to (but excluding) the earlier of the date the payment is no longer deferred pursuant to Section 5(d) and the date during the deferral period upon which an Event of Default or Potential Event of Default with respect to that party occurs, at the Applicable Deferral Rate; or

(C) a party fails to make any payment due to the occurrence of an Illegality or a Force Majeure Event (after giving effect to any deferral period contemplated by clause (B) above), it will, to the extent permitted by applicable law, subject to Section 6(c) and for so long as the event or circumstance giving rise to that Illegality or Force Majeure Event

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continues and no Event of Default or Potential Event of Default with respect to that party has occurred and is continuing, pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as the overdue amount, for the period from (and including) the date the party fails to make the payment due to the occurrence of the relevant Illegality or Force Majeure Event (or, if later, the date the payment is no longer deferred pursuant to Section 5(d)) to (but excluding) the earlier of the date the event or circumstance giving rise to that Illegality or Force Majeure Event ceases to exist and the date during the period upon which an Event of Default or Potential Event of Default with respect to that party occurs (and excluding any period in respect of which interest or compensation in respect of the overdue amount is due pursuant to clause (B) above), at the Applicable Deferral Rate.

(4) Compensation for Deferred Deliveries. If:—

(A) a party does not perform any obligation that, but for Section 2(a)(iii), would have been required to be settled by delivery;

(B) a delivery is deferred pursuant to Section 5(d); or

(C) a party fails to make a delivery due to the occurrence of an Illegality or a Force Majeure Event at a time when any applicable Waiting Period has expired,

the party required (or that would otherwise have been required) to make the delivery will, to the extent permitted by applicable law and subject to Section 6(c), compensate and pay interest to the other party on demand (after, in the case of clauses (A) and (B) above, such delivery is required) if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.

(ii) Early Termination. Upon the occurrence or effective designation of an Early Termination Date in respect of a Transaction:—

(1) Unpaid Amounts. For the purpose of determining an Unpaid Amount in respect of the relevant Transaction, and to the extent permitted by applicable law, interest will accrue on the amount of any payment obligation or the amount equal to the fair market value of any obligation required to be settled by delivery included in such determination in the same currency as that amount, for the period from (and including) the date the relevant obligation was (or would have been but for Section 2(a)(iii) or 5(d)) required to have been performed to (but excluding) the relevant Early Termination Date, at the Applicable Close-out Rate.

(2) Interest on Early Termination Amounts. If an Early Termination Amount is due in respect of such Early Termination Date, that amount will, to the extent permitted by applicable law, be paid together with interest (before as well as after judgment) on that amount in the Termination Currency, for the period from (and including) such Early Termination Date to (but excluding) the date the amount is paid, at the Applicable Close-out Rate.

(iii) Interest Calculation. Any interest pursuant to this Section 9(h) will be calculated on the basis of daily compounding and the actual number of days elapsed.

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10. Offices; Multibranch Parties

(a) If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to and agrees with the other party that, notwithstanding the place of booking or its jurisdiction of incorporation or organisation, its obligations are the same in terms of recourse against it as if it had entered into the Transaction through its head or home office, except that a party will not have recourse to the head or home office of the other party in respect of any payment or delivery deferred pursuant to Section 5(d) for so long as the payment or delivery is so deferred. This representation and agreement will be deemed to be repeated by each party on each date on which the parties enter into a Transaction.

(b) If a party is specified as a Multibranch Party in the Schedule, such party may, subject to clause (c) below, enter into a Transaction through, book a Transaction in and make and receive payments and deliveries with respect to a Transaction through any Office listed in respect of that party in the Schedule (but not any other Office unless otherwise agreed by the parties in writing).

(c) The Office through which a party enters into a Transaction will be the Office specified for that party in the relevant Confirmation or as otherwise agreed by the parties in writing, and, if an Office for that party is not specified in the Confirmation or otherwise agreed by the parties in writing, its head or home office. Unless the parties otherwise agree in writing, the Office through which a party enters into a Transaction will also be the Office in which it books the Transaction and the Office through which it makes and receives payments and deliveries with respect to the Transaction. Subject to Section 6(b)(ii), neither party may change the Office in which it books the Transaction or the Office through which it makes and receives payments or deliveries with respect to a Transaction without the prior written consent of the other party.

11. Expenses

A Defaulting Party will on demand indemnify and hold harmless the other party for and against all reasonable out-of- pocket expenses, including legal fees, execution fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

12. Notices

(a) Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner described below (except that a notice or other communication under Section 5 or 6 may not be given by electronic messaging system or e-mail) to the address or number or in accordance with the electronic messaging system or e-mail details provided (see the Schedule) and will be deemed effective as indicated:—

(i) if in writing and delivered in person or by courier, on the date it is delivered;

(ii) if sent by telex, on the date the recipient’s answerback is received;

(iii) if sent by facsimile transmission, on the date it is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

(iv) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date it is delivered or its delivery is attempted;

(v) if sent by electronic messaging system, on the date it is received; or

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(vi) if sent by e-mail, on the date it is delivered,

unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication will be deemed given and effective on the first following day that is a Local Business Day.

(b)	Change of Details. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system or e-mail details at which notices or other communications are to be given to it.

13. Governing Law and Jurisdiction

(a) Governing Law. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b) Jurisdiction. With respect to any suit, action or proceedings relating to any dispute arising out of or in connection with this Agreement (“Proceedings”), each party irrevocably:—

(i) submits:—

(1) if this Agreement is expressed to be governed by English law, to (A) the non-exclusive jurisdiction of the English courts if the Proceedings do not involve a Convention Court and (B) the exclusive jurisdiction of the English courts if the Proceedings do involve a Convention Court; or

(2) if this Agreement is expressed to be governed by the laws of the State of New York, to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City;

(ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party; and

(iii) agrees, to the extent permitted by applicable law, that the bringing of Proceedings in any one or more jurisdictions will not preclude the bringing of Proceedings in any other jurisdiction.

(c) Service of Process. Each party irrevocably appoints the Process Agent, if any, specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any reason any party’s Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12(a)(i), 12(a)(iii) or 12(a)(iv). Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by applicable law.

(d) Waiver of Immunities. Each party irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction or order for specific performance or recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

20	ISDA® 2002

14. Definitions

As used in this Agreement:—

“Additional Representation” has the meaning specified in Section 3.

“Additional Termination Event” has the meaning specified in Section 5(b).

“Affected Party” has the meaning specified in Section 5(b).

“Affected Transactions” means (a) with respect to any Termination Event consisting of an Illegality, Force Majeure Event, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event (which, in the case of an Illegality under Section 5(b)(i)(2) or a Force Majeure Event under Section 5(b)(ii)(2), means all Transactions unless the relevant Credit Support Document references only certain Transactions, in which case those Transactions and, if the relevant Credit Support Document constitutes a Confirmation for a Transaction, that Transaction) and (b) with respect to any other Termination Event, all Transactions.

“Affiliate” means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Agreement” has the meaning specified in Section 1(c).

“Applicable Close-out Rate” means:—

(a) in respect of the determination of an Unpaid Amount:—

(i) in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;

(ii) in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate;

(iii) in respect of obligations deferred pursuant to Section 5(d), if there is no Defaulting Party and for so long as the deferral period continues, the Applicable Deferral Rate; and

(iv) in all other cases following the occurrence of a Termination Event (except where interest accrues pursuant to clause (iii) above), the Applicable Deferral Rate; and

(b) in respect of an Early Termination Amount:—

(i) for the period from (and including) the relevant Early Termination Date to (but excluding) the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable:—

(1) if the Early Termination Amount is payable by a Defaulting Party, the Default Rate;

(2) if the Early Termination Amount is payable by a Non-defaulting Party, the Non-default Rate; and

(3) in all other cases, the Applicable Deferral Rate; and

21	ISDA® 2002

(ii) for the period from (and including) the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable to (but excluding) the date of actual payment:—

(1) if a party fails to pay the Early Termination Amount due to the occurrence of an event or circumstance which would, if it occurred with respect to a payment or delivery under a Transaction, constitute or give rise to an Illegality or a Force Majeure Event, and for so long as the Early Termination Amount remains unpaid due to the continuing existence of such event or circumstance, the Applicable Deferral Rate;

(2) if the Early Termination Amount is payable by a Defaulting Party (but excluding any period in respect of which clause (1) above applies), the Default Rate;

(3) if the Early Termination Amount is payable by a Non-defaulting Party (but excluding any period in respect of which clause (1) above applies), the Non-default Rate; and

(4) in all other cases, the Termination Rate.

“Applicable Deferral Rate” means:—

(a) for the purpose of Section 9(h)(i)(3)(A), the rate certified by the relevant payer to be a rate offered to the payer by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the payer for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market;

(b) for purposes of Section 9(h)(i)(3)(B) and clause (a)(iii) of the definition of Applicable Close-out Rate, the rate certified by the relevant payer to be a rate offered to prime banks by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the payer after consultation with the other party, if practicable, for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market; and

(c) for purposes of Section 9(h)(i)(3)(C) and clauses (a)(iv), (b)(i)(3) and (b)(ii)(l) of the definition of Applicable Close-out Rate, a rate equal to the arithmetic mean of the rate determined pursuant to clause (a) above and a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount.

“Automatic Early Termination” has the meaning specified in Section 6(a).

“Burdened Party” has the meaning specified in Section 5(b)(iv).

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs after the parties enter into the relevant Transaction.

“Close-out Amount” means, with respect to each Terminated Transaction or each group of Terminated Transactions and a Determining Party, the amount of the losses or costs of the Determining Party that are or would be incurred under then prevailing circumstances (expressed as a positive number) or gains of the Determining Party that are or would be realised under then prevailing circumstances (expressed as a negative number) in replacing, or in providing for the Determining Party the economic equivalent of, (a) the material terms of that Terminated Transaction or group of Terminated Transactions, including the payments and deliveries by the parties under Section 2(a)(i) in respect of that Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date (assuming satisfaction of the conditions precedent in Section 2(a)(iii)) and (b) the option rights of the parties in respect of that Terminated Transaction or group of Terminated Transactions.

22	ISDA® 2002

Any Close-out Amount will be determined by the Determining Party (or its agent), which will act in good faith and use commercially reasonable procedures in order to produce a commercially reasonable result. The Determining Party may determine a Close-out Amount for any group of Terminated Transactions or any individual Terminated Transaction but, in the aggregate, for not less than all Terminated Transactions. Each Close-out Amount will be determined as of the Early Termination Date or, if that would not be commercially reasonable, as of the date or dates following the Early Termination Date as would be commercially reasonable.

Unpaid Amounts in respect of a Terminated Transaction or group of Terminated Transactions and legal fees and out- of-pocket expenses referred to in Section 11 are to be excluded in all determinations of Close-out Amounts.

In determining a Close-out Amount, the Determining Party may consider any relevant information, including, without limitation, one or more of the following types of information:—

(i) quotations (either firm or indicative) for replacement transactions supplied by one or more third parties that may take into account the creditworthiness of the Determining Party at the time the quotation is provided and the terms of any relevant documentation, including credit support documentation, between the Determining Party and the third party providing the quotation;

(ii) information consisting of relevant market data in the relevant market supplied by one or more third parties including, without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other relevant market data in the relevant market; or

(iii) information of the types described in clause (i) or (ii) above from internal sources (including any of the Determining Party’s Affiliates) if that information is of the same type used by the Determining Party in the regular course of its business for the valuation of similar transactions.

The Determining Party will consider, taking into account the standards and procedures described in this definition, quotations pursuant to clause (i) above or relevant market data pursuant to clause (ii) above unless the Determining Party reasonably believes in good faith that such quotations or relevant market data are not readily available or would produce a result that would not satisfy those standards. When considering information described in clause (i), (ii) or (iii) above, the Determining Party may include costs of funding, to the extent costs of funding are not and would not be a component of the other information being utilised. Third parties supplying quotations pursuant to clause (i) above or market data pursuant to clause (ii) above may include, without limitation, dealers in the relevant markets, end-users of the relevant product, information vendors, brokers and other sources of market information.

Without duplication of amounts calculated based on information described in clause (i), (ii) or (iii) above, or other relevant information, and when it is commercially reasonable to do so, the Determining Party may in addition consider in calculating a Close-out Amount any loss or cost incurred in connection with its terminating, liquidating or re-establishing any hedge related to a Terminated Transaction or group of Terminated Transactions (or any gain resulting from any of them).

Commercially reasonable procedures used in determining a Close-out Amount may include the following:—

(1) application to relevant market data from third parties pursuant to clause (ii) above or information from internal sources pursuant to clause (iii) above of pricing or other valuation models that are, at the time of the determination of the Close-out Amount, used by the Determining Party in the regular course of its business in pricing or valuing transactions between the Determining Party and unrelated third parties that are similar to the Terminated Transaction or group of Terminated Transactions; and

23	ISDA® 2002

(2) application of different valuation methods to Terminated Transactions or groups of Terminated Transactions depending on the type, complexity, size or number of the Terminated Transactions or group of Terminated Transactions.

“Confirmation” has the meaning specified in the preamble.

“consent” includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.

“Contractual Currency” has the meaning specified in Section 8(a).

“Convention Court” means any court which is bound to apply to the Proceedings either Article 17 of the 1968 Brussels Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters or Article 17 of the 1988 Lugano Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters.

“Credit Event Upon Merger” has the meaning specified in Section 5(b).

“Credit Support Document” means any agreement or instrument that is specified as such in this Agreement.

“Credit Support Provider” has the meaning specified in the Schedule.

“Cross-Default” means the event specified in Section 5(a)(vi).

“Default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum.

“Defaulting Party” has the meaning specified in Section 6(a).

“Designated Event” has the meaning specified in Section 5(b)(v).

“Determining Party” means the party determining a Close-out Amount.

“Early Termination Amount” has the meaning specified in Section 6(e).

“Early Termination Date” means the date determined in accordance with Section 6(a) or 6(b)(iv).

“electronic messages” does not include e-mails but does include documents expressed in markup languages, and “electronic messaging system” will be construed accordingly.

“English law” means the law of England and Wales, and “English” will be construed accordingly.

“Event of Default” has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

“Force Majeure Event” has the meaning specified in Section 5(b).

“General Business Day” means a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits).

“Illegality” has the meaning specified in Section 5(b).

24	ISDA® 2002

“Indemnifiable Tax” means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).

“law” includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority), and “unlawful” will be construed accordingly.

“Local Business Day” means (a) in relation to any obligation under Section 2(a)(i), a General Business Day in the place or places specified in the relevant Confirmation and a day on which a relevant settlement system is open or operating as specified in the relevant Confirmation or, if a place or a settlement system is not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) for the purpose of determining when a Waiting Period expires, a General Business Day in the place where the event or circumstance that constitutes or gives rise to the Illegality or Force Majeure Event, as the case may be, occurs, (c) in relation to any other payment, a General Business Day in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment and, if that currency does not have a single recognised principal financial centre, a day on which the settlement system necessary to accomplish such payment is open, (d) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), a General Business Day (or a day that would have been a General Business Day but for the occurrence of an event or circumstance which would, if it occurred with respect to payment, delivery or compliance related to a Transaction, constitute or give rise to an Illegality or a Force Majeure Event) in the place specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (e) in relation to Section 5(a)(v)(2), a General Business Day in the relevant locations for performance with respect to such Specified Transaction.

“Local Delivery Day” means, for purposes of Sections 5(a)(i) and 5(d), a day on which settlement systems necessary to accomplish the relevant delivery are generally open for business so that the delivery is capable of being accomplished in accordance with customary market practice, in the place specified in the relevant Confirmation or, if not so specified, in a location as determined in accordance with customary market practice for the relevant delivery.

“Master Agreement” has the meaning specified in the preamble.

“Merger Without Assumption” means the event specified in Section 5(a)(viii).

“Multiple Transaction Payment Netting” has the meaning specified in Section 2(c).

“Non-affected Party” means, so long as there is only one Affected Party, the other party.

“Non-default Rate” means the rate certified by the Non-defaulting Party to be a rate offered to the Non-defaulting Party by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the Non-defaulting Party for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market.

“Non-defaulting Party” has the meaning specified in Section 6(a).

“Office” means a branch or office of a party, which may be such party’s head or home office.

“Other Amounts” has the meaning specified in Section 6(f).

25	ISDA® 2002

“Payee” has the meaning specified in Section 6(f).

“Payer” has the meaning specified in Section 6(f).

“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Proceedings” has the meaning specified in Section 13(b).

“Process Agent” has the meaning specified in the Schedule.

“rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

“Relevant Jurisdiction” means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.

“Schedule” has the meaning specified in the preamble.

“Scheduled Settlement Date” means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

“Specified Entity” has the meaning specified in the Schedule.

“Specified Indebtedness” means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

“Specified Transaction” means, subject to the Schedule, (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is not a Transaction under this Agreement but (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, (b) any combination of these transactions and

(c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

“Stamp Tax” means any stamp, registration, documentation or similar tax.

“Stamp Tax Jurisdiction” has the meaning specified in Section 4(e).

26	ISDA® 2002

“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

“Tax Event” has the meaning specified in Section 5(b).

“Tax Event Upon Merger” has the meaning specified in Section 5(b).

“Terminated Transactions” means, with respect to any Early Termination Date, (a) if resulting from an Illegality or a Force Majeure Event, all Affected Transactions specified in the notice given pursuant to Section 6(b)(iv), (b) if resulting from any other Termination Event, all Affected Transactions and (c) if resulting from an Event of Default, all Transactions in effect either immediately before the effectiveness of the notice designating that Early Termination Date or, if Automatic Early Termination applies, immediately before that Early Termination Date.

“Termination Currency” means (a) if a Termination Currency is specified in the Schedule and that currency is freely available, that currency, and (b) otherwise, euro if this Agreement is expressed to be governed by English law or United States Dollars if this Agreement is expressed to be governed by the laws of the State of New York.

“Termination Currency Equivalent” means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the “Other Currency”), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Close-out Amount is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.

“Termination Event” means an Illegality, a Force Majeure Event, a Tax Event, a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

“Termination Rate” means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

“Threshold Amount” means the amount, if any, specified as such in the Schedule.

“Transaction” has the meaning specified in the preamble.

“Unpaid Amounts” owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii) or due but for Section 5(d)) to such party under Section 2(a)(i) or 2(d)(i)(4) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date, (b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii) or 5(d)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered and (c) if the Early Termination Date results from an Event of Default, a Credit Event Upon Merger or an Additional Termination Event in respect of which all outstanding Transactions are Affected Transactions, any Early Termination Amount due prior to such Early Termination Date and which remains unpaid as of such Early Termination Date, in each case together with any amount of interest accrued or other

27	ISDA® 2002

compensation in respect of that obligation or deferred obligation, as the case may be, pursuant to Section 9(h)(ii)(l) or (2), as appropriate. The fair market value of any obligation referred to in clause (b) above will be determined as of the originally scheduled date for delivery, in good faith and using commercially reasonable procedures, by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it will be the average of the Termination Currency Equivalents of the fair market values so determined by both parties.

“Waiting Period” means:—

(a) in respect of an event or circumstance under Section 5(b)(i), other than in the case of Section 5(b)(i)(2) where the relevant payment, delivery or compliance is actually required on the relevant day (in which case no Waiting Period will apply), a period of three Local Business Days (or days that would have been Local Business Days but for the occurrence of that event or circumstance) following the occurrence of that event or circumstance; and

(b) in respect of an event or circumstance under Section 5(b)(ii), other than in the case of Section 5(b)(ii)(2) where the relevant payment, delivery or compliance is actually required on the relevant day (in which case no Waiting Period will apply), a period of eight Local Business Days (or days that would have been Local Business Days but for the occurrence of that event or circumstance) following the occurrence of that event or circumstance.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

Merrill Lynch International	World Currency Gold Trust, acting in respect of SPDR® Long Dollar Gold Trust
(Name of Party)	(Name of Party)

By:	/s/ Rupen Tanna	By:	/s/ Gregory S. Collett
Name:	Rupen Tanna	Name:	Gregory S. Collett
Title:	Authorised Signatory	Title:	Vice President*
Date:	28 December, 2016	Date:	28 December, 2016
* Authorized to sign on behalf of the Trust in this capacity since an officer of the Trust’s Sponsor

28

International Swaps and Derivatives Association, Inc.

SCHEDULE

to the

2002 Master Agreement

dated as of 28 December, 2016

between

MERRILL LYNCH INTERNATIONAL,

a company organized under the laws of England and Wales,

(“Party A”)

and

SPDR® LONG DOLLAR GOLD TRUST (THE “FUND”),

a series of

WORLD CURRENCY GOLD TRUST (THE “TRUST”)

a statutory trust organized under the laws of the State of Delaware

(“Party B”)

Part 1

Termination Provisions

(a)	“Specified Entity” means in relation to Party A for the purpose of Sections 5(a)(v), 5(a)(vi), 5(a)(vii) and 5(b)(v): none.

“Specified Entity” means in relation to Party B for the purpose of Sections 5(a)(v), 5(a)(vi), 5(a)(vii) and 5(b)(v): none.

(b)	“Specified Transaction” For purposes of clause (c) of such definition, Specified Transaction includes any securities options, margin loans, short sales, any agreement governing the purchase, sale, transfer, exchange or option of a commodity, or any other commodity trading transaction and any other similar transaction now existing or hereafter entered into between Party B and Party A (including any Affiliate of Party A).

(c)	The “Cross-Default” provisions of Section 5(a)(vi):

will apply to Party A and

will apply to Party B;

provided, however, that such provision shall be amended by inserting the following after clause (2) thereof: “provided, however, that, notwithstanding the foregoing, an Event of Default shall not occur under Section 5(a)(vi)(2) above if (I) the failure to pay or deliver referred to in Section 5(a)(vi)(2) is caused by an error or omission of an administrative or operational nature, (II) funds were available to such Party to enable it to make the relevant payment or delivery when due and (III) such payment or delivery is made within three (3) Local Business Days following the date on which written notice about such failure to pay or deliver is given to such party.”

In connection therewith, “Specified Indebtedness” will not have the meaning specified in Section 14, and such definition shall be replaced by the following: “any obligation in respect of the payment or repayment of moneys (whether present or future, contingent or otherwise, as principal or surety or otherwise) including, but without limitation, any obligation in respect of borrowed money, except that such term shall not include obligations in respect of deposits received in the ordinary course of a Party’s banking business.” In addition, with respect to Party B, “Specified Indebtedness” shall include, without limitation, the obligations of Party B under the Shares.

“Threshold Amount” means with respect to Party A an amount equal to three percent (3%) of the Shareholders’ Equity of Bank of America Corporation and with respect to Party B, an amount equal to USD 10,000,000 (or the equivalent in another currency, currency unit or combination thereof).

“Shareholders’ Equity” means with respect to an entity, at any time, the sum (as shown in the most recent annual audited financial statements of such entity) of (i) its capital stock (including preferred stock) outstanding, taken at par value, (ii) its capital surplus and (iii) its retained earnings, minus (iv) treasury stock, each to be determined in accordance with generally accepted accounting principles.

(d)	The “Credit Event Upon Merger” provisions of Section 5(b)(v):

will apply to Party A and

will apply to Party B

(e)	The “Automatic Early Termination” provision of Section 6(a):

will not apply to Party A and

will not apply to Party B

(f)	“Termination Currency” shall be Bullion, as provided herein, except that in respect of any relevant obligation of Party A’s Credit Support Provider, it shall be United States Dollars.

(g)	Additional Termination Event will apply. Each of the following shall constitute an Additional Termination Event with respect to the Party as specified below.

(i)	Material Adverse Change. A “Material Adverse Change” Additional Termination Event shall occur if, after a Transaction is entered into, and after giving effect to any applicable provision, disruption fallback or remedy specified in, or pursuant to, the relevant Confirmation or elsewhere in this Agreement, as a direct result of: (1) the adoption of, or any change in, any applicable law, directive, regulation, accounting rule, practice or principle; or (2) any change in the interpretation or application by any competent supranational, governmental, judicial or regulatory authority of any such applicable law, directive, regulation, rule, practice or principle, the economic benefit of Party A’s participation in any existing or future Transactions would be materially adversely affected; but excluding any event or circumstance which would otherwise constitute or give rise to an “Illegality”, a “Force Majeure” or a “Hedging Disruption/Change in Law”. If the only material adverse effect contemplated above is an increase in cost to Party A to maintain the applicable Transaction, then: (i) the cost to Party A to maintain such Transaction must be material and not de minimis (provided that, Party B acknowledges that Party A may not be able to share certain information in relation to costs due to such information being proprietary or confidential in nature) and, (ii) a Material Adverse Change Additional Termination Event shall not be deemed to occur if Party B and Party A are able to agree to the terms for reimbursing such costs in a manner acceptable to Party A.

In addition to the foregoing, if a “Material Adverse Change” has occurred, as a condition to the right to designate an Early Termination Date under Section 6(b)(iv), the Parties shall use all reasonable efforts (which will not require either Party to incur a loss, other than immaterial, incidental expenses) to address the issue giving rise to the “Material Adverse Change” within 20 days (or such other period as the Parties may between them agree) after giving notice under Section 6(b)(i) (the “MAC Waiting Period”). Provided further that, on the expiration of the MAC Waiting Period, if the relevant Termination Event is then continuing, either Party may, by not more than 20 days’ notice to the other Party, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions, in accordance with the provisions of Section 6(b)(iv).

(ii)	Breach of Acknowledgement or Covenant. In the event of a breach of paragraph (a) or (b) of Part 6 (Additional Acknowledgments and Covenants) hereof, then an Additional Termination Event will occur, with Party B being the sole Affected Party.

(iii)	Breach of Authorized Participant provisions. In the event of a breach of Part 7 (Authorized Participants) hereof, then an Additional Termination Event will occur, with Party B being the sole Affected Party.

(iv)	Sponsor Actions. In the event (a) of a breach by the Sponsor of its agreements contained in its letter to Party A, dated as of 28 December, 2016 (the “Side Letter”); or (b) the Sponsor repudiates the Side Letter or the Side Letter is no longer valid and enforceable against the Sponsor (other than as a result of the insolvency of the Sponsor); or (c) Party A delivers to the Sponsor an Adverse Effect Notice (as defined in the Side Letter) and an Alternative Amendment (as defined in the Side Letter) is not proposed or the Proposed Amendment (as defined in the Side Letter) is not withdrawn as contemplated by the Side Letter, then, in each case of clauses (a), (b) and (c), an Additional Termination Event will occur, with Party B being the sole Affected Party, except that in the case of clause (c) the Early Termination Date in respect of such Additional Termination Event shall be deemed to have occurred on the day immediately prior to the Proposed Effective Date (as defined in the Side Letter) of the Proposed Amendment as contemplated by the Side Letter without the need for Party A to provide an additional notice designating an Early Termination Date.

Part 2

Tax Representations

(a)	Payer Representations. For the purpose of Section 3(e) of this Agreement, Party A and Party B make the following representation:-

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any delivery or payment (other than interest under Section 9(h) of this Agreement) to be made by it to the other Party under this Agreement. In making this representation, it may rely on: (i) the accuracy of any representations made by the other Party pursuant to Section 3(f) of this Agreement; (ii) the satisfaction of the agreement contained in Sections 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other Party pursuant to Sections 4(a)(i) or 4(a)(iii) of this Agreement; and (iii) the satisfaction of the agreement of the other Party contained in Section 4(d) of this Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) and the other Party does not deliver a form or document under Section 4(a)(iii) of this Agreement by reason of material prejudice to its legal or commercial position.

(b)	Payee Tax Representations. For the purpose of Section 3(f) of this Agreement, Party A and Party B make the representations specified below, if any:

(i)	The following representation will apply to Party A:

(A)	Party A is a company organized under the laws of England and Wales. It is a hybrid entity that is treated as a pass-thru entity for U.S. federal income tax purposes and each partner or owner of Party A is a “non-U.S. branch of a foreign person” for purposes of section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations and a “foreign person” for purposes of section 1.6041-4(a)(4) of the United States Treasury Regulations.

(ii)	The following representations will apply to Party B:

(A)	Party B is a statutory trust organized under the laws of the State of Delaware. It is treated as a grantor trust for U.S. federal income tax purposes. Party B’s tax identification number is 36-7650517.

Part 3

Agreement to Deliver Documents

For the purpose of Section 4(a)(i) and 4(a)(ii) of this Agreement, each Party agrees to deliver the following documents, as applicable:

(a)	Tax forms, documents or certificates to be delivered are:—

Party required to deliver document	Document	Date by which to be delivered
Party A	A correct and complete U.S. Internal Revenue Service Form W-8BEN-E or any successor thereto.	(i) Before the first Payment Date under this Agreement, (ii) before December 31 of each third succeeding calendar year, (iii) promptly upon reasonable demand by Party B, and (iv) promptly upon learning that any such tax form previously provided by Party A has become expired, obsolete or incorrect.

Party B	A valid U.S. Internal Revenue Service Form W-9 or any successor thereto.	(i) Upon execution and delivery of this Agreement, (ii) promptly upon reasonable demand by Party A, and (iii) promptly upon learning that any such tax form previously provided by Party B has become obsolete or incorrect.

(b)	Other documents to be delivered are:—

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A and Party B	Resolution(s) of its board of directors, or such other documents as authorize the execution and delivery of this Agreement and the Transactions thereunder.	Upon execution and delivery of this Agreement.	Yes

Party A and Party B	Incumbency certificate or other documents evidencing the authority of individuals executing this Agreement or any other document executed in connection with this Agreement.	Upon execution and delivery of this Agreement or any other documents executed in connection with this Agreement.	Yes

Party A	Annual Report of Bank of America Corporation containing audited, consolidated financial statements certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the country in which such Party is organized.	To be made available on www.bankofamerica.com/inves tor/ as soon as available and in any event within 90 days after the end of each fiscal year of Party A.	Yes

Party A	Quarterly Financial Statements of Bank of America Corporation thereof containing unaudited, consolidated financial statements of such Party’s fiscal quarter prepared in accordance with generally accepted accounting principles in the country in which such Party is organized.	To be made available on www.bankofamerica.com/inves tor/ as soon as available and in any event within 30 days after the end of each fiscal quarter of Party A.	Yes

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party B	Annual Report of Party B containing audited, consolidated financial statements certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the country in which such Party is organized.	As soon as available and in any event within 90 days after the end of each fiscal year of Party B.	Yes

Party B	Quarterly Financial Statements of Party B containing unaudited, consolidated financial statements of such Party’s fiscal quarter prepared in accordance with generally accepted accounting principles in the country in which such Party is organized.	As soon as available and in any event within 30 days after the end of each fiscal quarter of Party B.	Yes

Party B	Legal opinion with respect to Party B from Morgan, Lewis & Bockius LLP as to Party B’s capacity, authorization and execution and as to Party B’s obligations under this Agreement being valid, binding and enforceable.	Upon execution and delivery of this Agreement.	No

Party A and Party B	Such other documents as the other Party may reasonably request.	Promptly following reasonable demand by the other Party.	No

Part 4

Miscellaneous

(a)	Address for Notices. For the purpose of Section 12(a) of this Agreement:

Address for formal/legal notices or communications to Party A:

Bank of America Merrill Lynch

Bank of America Merrill Lynch Financial Centre

2 King Edward Street

London EC1A 1HQ

United Kingdom

Attention: Agreements & Documentation

Facsimile No.: (44-20) 7996 2995

With a copy to the following address:-

Email: dg.dg_gmg_cid_fax_notices@bofasecurities.com

Address for financial statements to Party A:-

Address: Bank of America Merrill Lynch, Bank of America Merrill Lynch Financial Centre, 2 King Edward Street, London EC1A 1HQ.

Address for day-to-day communications to Party A:

Email:

Olivia.He@baml.com

Attention: Financial Institutions Credit Risk; and Corporate Credit Risk

Address for formal/legal notices or communications to Party B:

WGC USA Asset Management Company, LLC

685 Third Avenue, 27th Floor

New York, NY 10075

Attention: Legal Department

With a copy to the following email addresses:

Brian.bellardo@gold.org

Greg.collett@gold.org

gldwnotifications@gold.org

Address for day-to-day communications to Party B:

Email:

Brian.bellardo@gold.org

Greg.collett@gold.org

gldwnotifications@gold.org

(b)	Process Agent. For the purpose of Section 13(c):

Party A appoints as its Process Agent: Bank of America, 25 W 51st St; New York, NY 10019.

Party B appoints as its Process Agent: Not applicable.

(c)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For the purpose of Section 10(b) of this Agreement:

Party A is not a Multibranch Party.

Party B is not a Multibranch Party.

(e)	Calculation Agent.

For the purposes of this Agreement, the Calculation Agent shall be Party A, provided that if an Event of Default occurs and is continuing with respect to Party A, Party B shall appoint a Substitute Dealer to act as alternate Calculation Agent for so long as such Event of Default continues. If Party B is unable, after using commercially reasonable efforts, to appoint a Substitute Dealer by 12:00 P.M. New York time on the second Local Business Day after becoming aware of such Event of Default (the “Alternate Calculation Agent Appointment Date”), Party B shall act as the alternate Calculation Agent for so long as such Event of Default continues, provided that, immediately following 12:00 P.M. New York time on the Alternate Calculation Agent Appointment Date, Party B shall provide to Party A reasonable evidence of its efforts to contact at least four (4) qualified entities to serve as a Substitute Dealer by the Alternate Calculation Agent Appointment Date and Party B’s designation as the alternate Calculation Agent pursuant to the foregoing shall be contingent upon Party A’s receipt of evidence of Party B contacting at least four (4) qualified potential Substitute Dealers. Following any such designation of an alternate Calculation Agent, if no Event of Default in respect of Party A is then continuing, the Calculation Agent shall again be Party A.

For the purposes of these paragraphs, “Substitute Dealer” means a leading dealer in the relevant market that (i) is not an Affiliate of either Party, (ii) has, at the relevant time, a long-term senior unsecured debt rating ascribed to it by each of S&P Global Ratings and Moody’s Investors Service, Inc., no lower than the higher of the equivalent ratings of Party A or its Credit Support Provider (or in the case of an Event of Default with respect to Party A and its Credit Support Provider, no lower than the higher of the equivalent ratings of Party A or its Credit Support Provider as of the date of this Agreement), and (iii) agrees to serve as the Calculation Agent for no more than $10,000 per calculation or determination. The cost of any Substitute Dealer shall be borne by both Parties equally. All calculations and determinations by the Substitute Dealer shall be made in good faith and in a commercially reasonable manner.

No duty or liability of any nature whatsoever shall be owed by the Calculation Agent to any holder or potential holder of Shares in connection with any determination made hereunder.

(f)	Credit Support Document. Details of any Credit Support Document: With respect to Party A: Guaranty of the Credit Support Provider.

With respect to Party B: Not applicable.

(g)	Credit Support Provider.

Credit Support Provider means in relation to Party A: Bank of America Corporation.

Credit Support Provider means in relation to Party B: Not applicable.

(h)	Governing Law; Consent To Jurisdiction; Choice Of Forum.

(i)	This Agreement shall be construed in accordance with, and this Agreement and all claims and causes of action arising out of the transactions contemplated hereby shall be governed by, the laws of the State of New York (other than choice of law rules that would require the application of the laws of any other jurisdiction).

(ii)	Pursuant to Section 5-1402 of the New York General Obligations Law, all actions or proceedings arising in connection with this Agreement shall be tried and litigated in state or federal courts located in the borough of Manhattan, New York City, State of New York. Each Party hereto waives any right it may have to assert the doctrine of forum non conveniens, to assert that it is not subject to the jurisdiction of such courts or to object to venue to the extent any proceeding is brought in accordance with this section.

(i)	Netting of Payments. “Multiple Transaction Payment Netting” will apply for the purpose of Section 2(c) of this Agreement to all Transactions, starting as of the date of this Agreement. For the avoidance of doubt, this election shall also apply to any obligation to deliver Bullion (which shall be treated as the “payment” of an “amount” in accordance with Section 2(c)).

(j)	In respect of Party A, “Affiliate” will have the meaning specified in Section 14 of this Agreement.

In respect of Party B, “Affiliate” will not be applicable.

(k)	Absence of Litigation. For the purpose of Section 3(c):

“Specified Entity” means in relation to Party A, none.

“Specified Entity” means in relation to Party B, none.

(l)	No Agency. The provisions of Section 3(g) will apply to this Agreement.

(m)	Additional Representation will apply. For the purpose of Section 3 of this Agreement, each of the following will constitute an Additional Representation, which will be made by the Party indicated below at the times specified below:

(i)	Mutual Representations. Each Party makes the following representations to the other Party (which representations will be deemed to be repeated by each Party on each date on which a Transaction is entered into):

(A)	Relationship Between Parties. Absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction:

(1)

Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other Party as investment advice or as a recommendation to enter into that Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other Party will be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(2)	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(3)	Status of Parties. The other Party is not acting as a fiduciary for or an advisor to it in respect of that Transaction.

(B)	Eligible Contract Participant. It is an “eligible contract participant” and that each guarantor of its Swap Obligations, if any, is an “eligible contract participant,” as such term is defined in the U.S. Commodity Exchange Act, as amended.

(C)	Transfer free and unencumbered. At the time of transfer to the other Party of any Bullion; it will have the full and unqualified right to make such transfer and that such transfer of Bullion shall be free of all rights, title and interest in the Bullion such that the Bullion vests in the relevant transferee free and clear of any Encumbrance or any other interest of the relevant transferor or of any third person.

(ii)	Additional Representations of Party B. Party B hereby represents and warrants as follows, each of which Additional Representation shall be deemed to be made and repeated on the date of this Agreement and at all times until the termination of this Agreement:

(A)	Prospectus disclosures. That, to the best of its knowledge and belief, the Prospectus complies with all applicable laws and makes appropriate disclosure in relation to the Shares for the purposes of such laws.

(B)	Municipal entity. That it is not, and does not act on behalf of, either a “municipal entity” or “obligated person” (in each case as defined in Section 15B of the Securities Exchange Act of 1934 and the rules adopted by the SEC with respect to municipal advisor registration).

(C)	Non-ERISA Representation. That for so long as shares of the Fund are held by 100 or more holders it is not (i) an employee benefit plan (hereinafter an “ERISA Plan”), as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), subject to Title I of ERISA or a plan subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or subject to any other statute, regulation, procedure or restriction that is materially similar to Section 406 of ERISA or Section 4975 of the Code (together with ERISA Plans, “Plans”), (ii) a person any of the assets of whom constitute assets of a Plan, or (iii) in connection with any Transaction under this Agreement, a person acting on behalf of a Plan. It will provide notice to Party A in the event that it is aware that it is in breach of any aspect of this representation or is aware that with the passing of time, giving of notice or expiry of any applicable grace period it will breach this representation.

(D)	Party B has provided Party A with true and correct copies of (or access to current forms or versions of, including by means of electronic access to the Prospectus and its exhibits) the Second Amended and Restated Trust Agreement and Declaration of Trust of the Trust (as amended from time to time, the “Trust Agreement”), including all resolutions, supplements, exhibits, schedules or agreements, establishing or relating to the Fund as in effect on the date of this Agreement.

(n)	Recording of Conversations. Each Party to this Agreement acknowledges and agrees to the recording of conversations between trading and marketing personnel of the Parties to this Agreement, whether by one or the other or both of the Parties or their agents.

Part 5

Other Provisions

(a)	Financial Statements. Section 3(d) is hereby amended by adding in the third line thereof after the word “respect” and before the period: “or, in the case of financial statements, a fair presentation of the financial condition of the relevant Party”.

(b)	2002 Master Agreement Protocol. Annexes 1 to 18 and Section 6 of the ISDA 2002 Master Agreement Protocol as published by ISDA on July 15, 2003 are incorporated into and apply to this Agreement. References in those definitions and provisions to any ISDA Master Agreement will be deemed to be references to this Master Agreement.

(c)	Consent to Disclosure.

(i)	(A) Party B consents to the disclosure to Party A’s Affiliates, as Party A may deem appropriate, of records and information disclosed to or otherwise provided to Party A by Party B for the purpose of processing and executing Party B’s instructions, or in pursuance of Party A’s or Party B’s commercial interest, and (B) for the avoidance of doubt, such consent gives Party A the right to allow any intended recipient of such Party B information access, by any means, to such Party B information.

(ii)	Each Party hereby consents to the disclosure of information:

(A)	to the extent required or permitted under, or made in accordance with, the provisions of any applicable law, rule or regulation, including EMIR and Dodd Frank and any applicable supporting law, rule or regulation (“Reporting Regulation”), which mandate reporting and/or retention of transaction and similar information or to the extent required or permitted under, or made in accordance with, any order or directive in relation to (and including) such Reporting Regulation regarding reporting and/or retention of transaction and similar information issued by any authority or body or agency in accordance with which the other Party is required or accustomed to act (“Reporting Requirements”); and

(B)	to and between the other Party’s head office, branches or Affiliates, or any persons or entities who provide services to such other Party or its head office, branches or Affiliates, in each case, in connection with such Reporting Requirements. Each Party acknowledges that pursuant to the relevant Reporting Regulation, regulators require reporting of trade data to increase market transparency and enable regulators to monitor systemic risk to ensure safeguards are implemented globally.

(iii)	Each Party acknowledges that:

(A)	disclosures made pursuant to this Part 5(c) may include, without limitation, the disclosure of trade information including a Party’s identity (by name, address, corporate affiliation, identifier or otherwise) to any trade repository registered or recognized in accordance with the relevant Reporting Regulation, including Article 55 of EMIR, Article 77 of EMIR or with CFTC Rule published on September 1, 2011 with respect to Swap Data Repositories (76 FR 54538) or one or more systems or services operated by any such trade repository (“TR”) and any relevant regulators (including without limitation, the U.S. Commodity Futures Trading Commission or other U.S. regulators in the case of trade reporting under applicable U.S. laws, the European Securities and Markets Authority and national regulators in the European Union) under the Reporting Regulation;

(B)	such disclosures could result in certain anonymous transaction and pricing data becoming available to the public;

(C)	for purposes of complying with regulatory reporting obligations, a Party may use a third party service provider to transfer trade information into a TR and any such TR may engage the services of a global trade repository regulated by one or more governmental regulators; and

(D)	disclosures made pursuant hereto may be made to recipients in a jurisdiction other than that of the disclosing party or a jurisdiction that may not necessarily provide an equivalent or adequate level of protection for personal data as the counterparty’s home jurisdiction.

(iv)	For the avoidance of doubt, (A) to the extent that applicable non-disclosure, confidentiality, bank secrecy, data privacy or other law imposes non-disclosure requirements on transaction and similar information required or permitted to be disclosed as contemplated herein but permits a Party to waive such requirements by consent, the consent and acknowledgements provided herein shall be a consent by each Party for purposes of such law; (B) any agreement between the parties to maintain confidentiality of information contained herein or in any non- disclosure, confidentiality or other agreement shall continue to apply to the extent that such agreement is not inconsistent with the disclosure of information in connection with the Reporting Requirements as set out herein; and (C) nothing herein is intended to limit the scope of any other consent to disclosure separately given by each Party to the other Party.

(d)	Transfer. Section 7 of this Agreement shall be amended by inserting the phrase “which consent shall not be unreasonably withheld or delayed” in the third line thereof after the word “party” and before the word “except”.

Notwithstanding the provisions of Section 7, Party A may assign and delegate its rights and obligations under this Agreement, and all Transactions hereunder (the “Transferred Obligations”) to any direct or indirect affiliate of Bank of America Corporation:

(i)	which has at least the same creditworthiness as Party A (or in the case of an Event of Default with respect to Party A, at least the same creditworthiness as Party A disregarding such Event of Default) (the “Assignee”); and

(ii)	provided:

(A)	Party B would not, at the time and as a result of such assignment, reasonably be expected to be required to pay (including a payment in kind) to the Assignee at such time or on any later date an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement (except in respect of interest under Section 9(h) of the Agreement) greater than the amount in respect of which Party B would have been required to pay to Party A in the absence of such assignment, and

(B)

Party B would not, at the time and as a result of such assignment, reasonably be expected to receive a payment (including a payment in kind) from which at such time or on any later date an amount has been withheld or deducted, on account of a Tax under Section 2(d)(i) of the Agreement (except in respect of interest under Section 9(h) of the Agreement), where such withholding or deduction is in excess of that which Party A would have been required to so withhold or deduct in the absence of such assignment, provided that the Assignee may satisfy the requirements of this proviso (ii)(b) either through making such additional payments pursuant to Section 2(d)(i)(4) of the Agreement in an amount equal to such excess, or providing an indemnity in respect of such in favour of Party B), by notice specifying the effective date of such transfer and including an executed acceptance and assumption by the Assignee of the Transferred Obligations; and thereafter, as of the date specified: (1) Party A shall be released from all obligations and liabilities arising under the Transferred Obligations; and (2) if Party A has not assigned and delegated its rights and obligations under this Agreement and all Transactions hereunder, the Transferred Obligations shall cease to be Transaction(s) under this Agreement and shall be deemed to be Transaction(s) under the master agreement, if any, between Assignee and Party B, provided that, if at such time Assignee and Party B have not entered into a master agreement, Assignee and Party B shall be deemed to have entered into an ISDA 2002 form of Master Agreement with a Schedule substantially in the form hereof but amended to reflect the name of the Assignee and the address for notices and any amended representations under Part 2 hereof as may be specified in the notice of transfer.

(e)	Set-off. Section 6(f) is hereby amended by inserting in the sixth line thereof the words “or any Affiliates of the Payee in circumstances where the Payee is the Non-defaulting Party or Non-Affected Party” following the words “payable by the Payee”.

(f)	Method of Notice. Section 12(a)(ii) of the Master Agreement is deleted in its entirety and replaced with “(ii) [RESERVED];”.

(g)	Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” as used in Part 2(a) (Payer Tax Representation) and “Indemnifiable Tax” as defined in Section 14 of this Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of this Agreement.

This Part 5(g) shall replace any Express Provisions. For these purposes, “Express Provisions” means any provisions expressly set out in any confirmation of a Transaction that supplements, forms a part of, and is subject to, this Agreement that provide for amendments to (i) any Payer Tax Representation contained in this Agreement, (ii) Section 2(d) of this Agreement, or (iii) the definition of “Indemnifiable Tax” in this Agreement, in each case, only in relation to FATCA Withholding Tax.

(h)	HIRE Act. To the extent that either Party to this Agreement is not an adhering Party to the ISDA 2015 Section 871(m) Protocol published by ISDA on November 2, 2015 and available at www.isda.org, as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), the parties agree that the provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to this Agreement as if set forth in full herein. The parties further agree that, solely for purposes of applying such provisions and amendments to this Agreement, references to “each Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to this Agreement, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the date of this Agreement.

(i)	ISDA 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. The PDD Protocol is incorporated into and applies to this Agreement as if set out in full in this Agreement but with the following amendments and elections:

(i)	The definition of “Adherence Letter” is deleted and references to “Adherence Letter”, “such party’s Adherence Letter” and “Adherence Letter of such party” are deemed to be references to this Part 5(i).

(ii)	References to “Implementation Date” are deemed to be references to the date of this Agreement.

(iii)	The definition of “Protocol” is deemed to be deleted.

(iv)	The definitions of “Portfolio Data Sending Entity” and “Portfolio Data Receiving Entity” are replaced with the following:

“Portfolio Data Receiving Entity” means Party B, subject to Part I(2)(a) above.

“Portfolio Data Sending Entity” means Party A, subject to Part I(2)(a) above.

(v)	Local Business Days for the purposes of portfolio reconciliation and dispute resolution.

(A)	Party A specifies the following place(s) for the purposes of the definition of Local Business Day as it applies to it for the purposes of portfolio reconciliation and dispute resolution only: New York.

(B)	Party B specifies the following place(s) for the purposes of the definition of Local Business Day as it applies to it for the purposes of portfolio reconciliation and dispute resolution only: New York.

(vi)	Contact details for the purposes of portfolio reconciliation and dispute resolution. Notwithstanding the contact details provided by the Parties in Part 4 of this Agreement; unless otherwise agreed between the parties in writing, the following items shall be delivered to the respective Party for the purposes of the PDD Protocol, as follows:

(A)	Notices to Party A:

	Portfolio Data:	collateral_recon_derivatives@bankofamerica.com

	Notice of a discrepancy:	collateral_recon_derivatives@bankofamerica.com

	Dispute Notice:	emir_disp_resolution@baml.com

(B)	Notices to Party B:

	Portfolio Data:	gldwnotifications@gold.org

Robert.francess@gold.org

Greg.collett@gold.org

	Notice of a discrepancy:	gldwnotifications@gold.org

Robert.francess@gold.org

Greg.collett@gold.org

	Dispute Notice:	gldwnotifications@gold.org

Robert.francess@gold.org

Greg.collett@gold.org

Any notice given by email in accordance with this Part 5(i), will be deemed effective on the date it is delivered unless the date of that delivery (or attempted delivery) is not a Local Business Day (in respect of the receiving party) or, subject to Part I(1)(a)(iv) of the PDD Protocol, that communication is delivered (or attempted) after the close of business on a Local Business Day (in respect of the receiving party), in which case that communication will be deemed given and effective on the first following day that is a Local Business Day (in respect of the receiving party).

(vii)	Use of a third party service provider. For the purposes of Part I(3)(b), Party A and Party B confirm that they may use a third party service provider as may be separately agreed between them in writing from time to time.

(j)	General Conditions. The following new Section 2(a)(iv) shall be inserted immediately following Section 2(a)(iii) of this Agreement:

“2(a)(iv) Without otherwise limiting the rights of a Non-defaulting Party or non-Affected Party (“X”), in the event that X suspends payments or deliveries in accordance with the conditions precedent specified in Section 2(a)(iii)(1) of this Agreement following the occurrence of an Event of Default or an event which would, with the passing of time, become an Event of Default (an “Occurrence”), X agrees that the condition precedent with respect to such Occurrence shall be deemed to expire on the date (the “Performance Date”) which is ten (10) calendar days after the first date of such suspension of payments or deliveries by X; provided, that the other Party has given written notice citing this provision five (5) calendar days prior to such Performance Date. Unless X has designated an Early Termination Date as a result of a particular Occurrence on or before the Performance Date attributable to such Occurrence, such Occurrence shall cease to be a condition precedent with respect to the obligations under Section 2(a)(i) of this Agreement”.

(k)	Failure to Pay or Deliver. Section 5(a)(i) of this Agreement is hereby amended by the addition of the following words at the end thereof: “provided, however, that, notwithstanding the foregoing, an Event of Default shall not occur if such party demonstrates, to the reasonable satisfaction of the other party, that: (I) such failure to make any payment or delivery is caused by an error or omission of an administrative or operational nature; (II) funds or assets were available to such party to enable it to make the relevant payment or delivery when due; and (III) such payment or delivery is made within three (3) Local Business Days following the date on which written notice of such failure to pay or deliver is given to such party.”

(l)	Misrepresentation. Section 5(a)(iv) of this Agreement is hereby amended by the addition at the end thereof of the words; “if such misrepresentation is not remedied on or before the fifth (5th) Local Business Day following notice of such failure being given to the party and two (2) Local Business Days’ notice of such failure to remedy has thereafter been given to the party.”

(m)	Payments on Early Termination. Section 6(e) shall be deleted and replaced by the following new Section 6(e):

“(e) Payments on Early Termination. If an Early Termination Date occurs, the amounts, if any, deliverable or payable in respect of that Early Termination Date (the “Early Termination Amount”) will be determined pursuant to this Section 6(e) and will be subject to Section 6(f).

(i) Events of Default. If the Early Termination Date results from an Event of Default, the Early Termination Amount shall be that quantity of Bullion equal to the Bullion Close-Out Amount or Bullion Close-Out Amounts (whether positive or negative) determined by the Non-defaulting Party for each Terminated Transaction or group of Terminated Transactions, as the case may be. If such Early Termination Amount is a positive quantity, the Defaulting Party will deliver it to the Non-defaulting Party; if it is a negative quantity, the Non-defaulting Party will deliver the absolute quantity of such Early Termination Amount to the Defaulting Party.

(ii)	Termination Events. If the Early Termination Date results from a Termination Event:

(A) One Affected Party. Subject to paragraph (C) below, if there is one Affected Party, the Early Termination Amount shall be that quantity of Bullion equal to the Bullion Close-Out Amount or Bullion Close-Out Amounts (whether positive or negative) determined by the Non- affected Party for each Terminated Transaction or group of Terminated Transactions, as the case may be. If such Early Termination Amount is a positive quantity, the Affected Party will deliver it to the Non-affected Party; if it is a negative quantity, the Non-affected Party will deliver the absolute quantity of such Early Termination Amount to the Affected Party.

(B) Two Affected Parties. Subject to paragraph (C) below, if there are two Affected Parties, each Party will determine a Bullion Close-Out Amount or Bullion Close-Out Amounts (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions, as the case may be. Thereafter, the Early Termination Amount will be a quantity equal to one-half of the difference between the higher Bullion Close-Out Amount so determined (by party “X”) and the lower Bullion Close-Out Amount so determined (by party “Y”). If such Early Termination Amount is a positive quantity, Y will deliver such Early Termination Amount to X; if it is a negative quantity, X will deliver the absolute quantity of such Early Termination Amount to Y.

(C) Mid-Market Events. If that Termination Event is an Illegality or a Force Majeure Event, then the Early Termination Amount will be determined in accordance with paragraph (A) or (B) above, as appropriate, except that, for the purpose of determining a Bullion Close-Out Amount or Bullion Close-Out Amounts, the Determining Party will:

(1) if obtaining quotations from one or more third parties (or from any of the Determining Party’s Affiliates), ask each third party or Affiliate: (I) not to take account of the current creditworthiness of the Determining Party or any existing Credit Support Document; and (II) to provide mid-market quotations; and

(2) in any other case, use mid-market values without regard to the creditworthiness of the Determining Party.

(iii) Pre-Estimate. The parties agree that a quantity or amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such quantity or amount is deliverable or payable for the loss of bargain and the loss of protection against future risks, and, except as otherwise provided in this Agreement, neither Party will be entitled to recover any additional damages as a consequence of the termination of the Terminated Transactions.”

(n)	Export of Defaults. The occurrence or designation of an Early Termination Date on account of an Event of Default or Termination Event with respect to a Party hereto (“X”) (where X is the Defaulting Party or sole Affected Party) shall constitute a material breach and event of default (howsoever described) under all transactions between X and the other Party (“Y”) (whether or not arising under this Agreement, whether or not matured, whether or not contingent and regardless of the currency, place of payment or booking office of the obligation) (together, the “Other Transactions”), whereupon Y shall have the right to terminate, liquidate and otherwise close out any such Other Transactions (and X shall be liable for any damages suffered by Y as a result thereof).

(o)	Single Relationship. The parties intend that all Transactions and all other obligations (whether or not arising under this Agreement, whether or not matured, whether or not contingent and regardless of the currency, place of payment or booking office of the obligation) shall be treated as mutual and part of a single, indivisible contractual and business relationship.

(p)	Form of Agreement. The parties hereby agree that the text of the body of the Agreement is intended to be the printed form of the 2002 Master Agreement as published and copyrighted by ISDA.

(q)	Limited Recourse and non-petition.

Party A agrees that its recourse against Party B in respect of the relevant Transaction is limited to the assets of the Fund only and not any other Series (as defined in Part 6(b)(xvi)) of the Trust or any other person or entity, including, without limitation, the trustee of the Trust, the sponsor of the Trust and any employee, adviser, consultant or representative of the Trust. Party A shall not be entitled to institute, or join with any other person in bringing, instituting or joining, insolvency proceedings (whether court based or otherwise) in relation to Party B.

(r)	Bail-in and Stay Clause. Notwithstanding and to the exclusion of any other provisions of this Agreement or any other agreements, arrangements or understandings between Party A and Party B:

(i)	Party B acknowledges and agrees that, where a Resolution Measure is taken in relation to Party A or any member of the same group as Party A and Party A or any member of its group is a Party to this Agreement (any such Party to this Agreement being an “Affected Party”), it shall only be entitled to exercise any termination right under, or rights to enforce a security interest in connection with, this Agreement against the Affected Party to the extent that it would be entitled to do so under the Special Resolution Regime if this Agreement were governed by English law; and

(ii)	Party B acknowledges and accepts that a BRRD Liability arising under this Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(A)	the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of Party A to Party B under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(1)	the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(2)	the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of Party A or another person, and the issue to or conferral on Party B of such shares, securities or obligations;

(3)	the cancellation of the BRRD Liability;

(4)	the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(B)	the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

(s)	Additional Definitions. Section 14 of this Agreement is hereby amended by the addition of the following defined terms. Each of the following defined terms shall be inserted in alphabetical order in Section 14.

“Adjustment Notice” means a notice in relation to the Fee Embedded Index Price, Total Number of Shares and such other calculations and determinations as are agreed between the Parties from time to time as forming part of the notice, as detailed in Part 8 of this Agreement;

“Administrator” means The Bank of New York Mellon, as administrator, cash custodian and transfer agent for the Trust;

“Allocated Bullion Account Agreement” means the agreement between the Trust and the Custodian which establishes the Fund Allocated Account;

“Authorized Participant” means a person who (1) is a registered broker-dealer or other securities market participant such as a bank or other financial institution which is not required to register as a broker-dealer to engage in securities transactions; (2) is a participant in DTC; (3) has entered into an Authorized Participant Agreement with the Administrator which has not been terminated; and (4) has established an Authorized Participant Unallocated Account with the Custodian;

“Authorized Participant Agreement” means a written agreement between Party B and another person in relation to Shares pursuant to which such other person acts as an Authorized Participant in relation to the Shares;

“Authorized Participant Unallocated Account” means an unallocated Gold Bullion account established with the Custodian by an Authorized Participant;

“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time;

“Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation;

“BRRD Liability” means a liability in respect of which the relevant Write-down and Conversion Powers in the applicable Bail-in Legislation may be exercised;

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms;

“Bullion Close-Out Amount” means, with respect to each Terminated Transaction or each group of Terminated Transactions and a Determining Party, the amount of the losses or costs of the Determining Party in respect of Bullion Denominated Obligations that are or would be incurred under then prevailing circumstances (expressed as a positive quantity of Bullion) or gains of the Determining Party that are or would be realized under then prevailing circumstances (expressed as a negative quantity of Bullion) in replacing, or in providing for the Determining Party the economic equivalent of the material terms of the Bullion Denominated Obligations under that Terminated Transaction or group of Terminated Transactions, including deliveries by the parties under Section 2(a)(i) in respect of that Terminated Transaction or group of Terminated Transactions that are or would, but for the occurrence of the relevant Early Termination Date, be or have been required after that date (assuming satisfaction of the conditions precedent in Section 2(a)(iii));

“Bullion Denominated Obligations” means obligations under a Transaction to deliver Bullion or which are otherwise denominated in Bullion;

“Bullion Settlement Disruption Day” means a day on which an event has occurred and is continuing which is beyond the control of Party A and Party B, as a result of which a Delivery of Bullion required under a Transaction cannot be effected;

“Bullion Settlement Disruption” has the meaning given to it in the Master Confirmation;

“Bullion Transaction Settlement Date” has the meaning given to it in the Commodity Definitions;

“Bullion/U.S. Dollar Exchange Rate” means the mid-price of the bid and ask prices of the Bullion to U.S. Dollar exchange rate or U.S. Dollar to Bullion exchange rate used in the Index;

“Bullion” means gold satisfying the good delivery rules of the Market Association for Bullion;

“Calculation Formulae” means such calculations that are to be made in accordance with the provisions of Part 8, and as are set out in Appendix II;

“Close Out Amount” shall not have the meaning set out in Section 14 of this Agreement, but instead, the first paragraph of the definition of “Close-Out Amount” up to and including the words “in respect of that Terminated Transaction or group of Terminated Transactions” shall be deleted and replaced by the following words: ““Close-Out Amount” means a Bullion Close-Out Amount.”;

“Commodity Definitions” means the 2005 ISDA Commodity Definitions, including the Sub-Annexes thereto, all as amended, supplemented, updated, and restated from time to time, as published by the International Swaps and Derivatives Association, Inc.;

“Creation” shall refer to the creation of Shares (and “Create” and “Created” shall be construed accordingly);

“Creation Unit” means a block of 10,000 Shares or more or such other amount as established from time to time by the Sponsor; with multiple blocks being referred to as “Creation Units”;

“Currency(/ies)” means each of Euro, Japanese yen, British pounds sterling, Canadian dollars, Swedish krona and Swiss francs;

“Custodian Agreements” means the Allocated Bullion Account Agreement together with the Unallocated Bullion Account Agreement;

“Custodian” means HSBC Bank plc;

“Daily Delivery Amount” means the amount of Bullion to be Delivered into or out of the Fund on a daily basis to reflect the change in the Currencies comprising the FX Basket against USD, calculated on each Pricing Day in accordance with Appendix II of this Agreement and appearing as the “Total Invoice Amount XAU/OZ” (or in such other manner as is agreed between the Parties from time to time) in the Invoice for that day;

“DDA Delivery Date” means in respect of any Pricing Day, the day that is the Bullion Transaction Settlement Date for such Pricing Day. If such day does not satisfy such condition, then the relevant DDA Delivery Date shall be the next day on which such conditions are satisfied;

“Deliver” means good delivery in accordance with the standards of and good market practice specified by the Market Association for Bullion in its good delivery rules into: (a) in the case of amounts due from Party A to Party B under this Agreement, the Fund Unallocated Account; (b) in the case of amounts due from Party B to Party A under this Agreement, such unallocated account as Party A shall notify Party B from time to time (and “Delivery” shall be construed accordingly);

“Daily Delivery Amount Payer” has the meaning given to it in Part 8;

“Daily Delivery Amount Receiver” has the meaning given to it in Part 8;

“Determining Party” means the Party determining a Bullion Close-Out Amount;

“Dodd Frank” means the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. L. No.

111-203, § 929-Z, 124 Stat. 1376, 1871 (2010) (codified at 15 U.S.C. § 78o);

“DTC” means The Depository Trust Company; which is a limited purpose trust company organized under New York law, a member of the U.S. Federal Reserve System and a clearing agency registered with the SEC pursuant to the provisions of Section 17A of the Exchange Act; and which will act as the securities depository for the Shares;

“EMIR” means the European Market Infrastructure Regulation, being Regulation (EU) No 648/2012 on OTC derivatives, central counterparties and trade repositories;

“Encumbrance” means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, assignment by way of security or trust arrangement for the purpose of providing security or other security interest of any kind (including any retention arrangement) or any encumbrance or right of preemption, or any agreement to create any of the foregoing;

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499;

“Fallback Reference Price” has the meaning given to it in the Master Confirmation;

“Fee Embedded Index Price” means an amount in ounces of Bullion determined pursuant to the Calculation Formula in Appendix II for the determination of the Fee Embedded Index Price;

“Final Delivery Amount” has the meaning given to it in Part 8 of this Agreement;

“Fund” means the SPDR® Long Dollar Gold Trust;

“Fund Allocated Account” means the allocated Bullion account of the Trust established with the Custodian on behalf of the Fund by the Allocated Bullion Account Agreement. The Fund Allocated Account will be used to hold the Bullion that is transferred from the Fund Unallocated Account to be held by the Fund in allocated form (i.e., as individually identified bars of Bullion);

“Fund Unallocated Account” means the unallocated Bullion account of the Trust established with the Custodian on behalf of the Fund by the Unallocated Bullion Account Agreement. The Fund Unallocated Account will be used to facilitate the transfer of Bullion in and out of the Fund. Specifically, it will be used to transfer Bullion deposits and Bullion redemption distributions between Authorized Participants and the Fund in connection with the Creation and Redemption of Creation Units, in connection with the transfers of Bullion to or from Party A pursuant to this Agreement, and in connection with sales of Bullion for the Fund;

“Funding Rate” means in respect of USD, for any day, will be the rate opposite the caption “Federal Funds (effective)” for such day as published by the Federal Reserve Publication H.15 (519) or any successor publication as published by the Board of Governors of the Federal Reserve System; provided, however, that the Funding Rate for such day shall never be less than zero;

“FX Basket” shall have the meaning set forth in the Index Rules.

“group” has the meaning given to it in the PRA Contractual Stay Rules for the purposes of Part 5(r);

“Hedging Disruption/Change in Law Day” means a day on which a Hedging Disruption/Change in Law has occurred and is continuing;

“Index” means the Solactive GLD® Long USD Gold Index, which is calculated and distributed by the Index Sponsor;

“Index Business Day” has the meaning specified in the Index Rules;

“Index Closing Level” has the meaning specified in the Index Rules;

“Index Rules” means the Guideline for the Solactive GLD® Long USD Gold Index as the same may be amended, adjusted or restated from time to time;

“Index Sponsor” means any entity which calculates and publishes (or causes to be published) the Index and at the date of this Agreement means Solactive AG;

“ISDA” means the International Swaps and Derivatives Association, Inc.;

“Invoice” means the invoice produced by Party A and delivered to Party B on a daily basis, in accordance with the provisions of Part 8, and which is to contain details of the Daily Delivery Amount (referred to therein as the “Total Invoice Amount XAU/OZ” or as is otherwise agreed between the Parties from time to time), and such other calculations and determinations as are agreed between the Parties from time to time as forming part of the Invoice;

“law” includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority) and lawful and unlawful will be construed accordingly;

“LBMA” means the London Bullion Market Association;

“Local Business Day” means a day which is a London Business Day and a New York Business Day;

“London Bullion Market” means the over-the-counter market in gold and silver coordinated by the LBMA;

“London Business Day” means a day (other than a Saturday or a Sunday) on which commercial banks generally are open for the transaction of business in London;

“Market Association” means the LBMA or its successors;

“Market Disruption Event” has the meaning given to it in the Master Confirmation;

“Master Confirmation” means the Master Confirmation dated on or about the date of this Agreement and entered into between Party A and Party B, in substantially the form as is attached hereto as Appendix I;

“Metal Entitlement” means as at any date and in relation to any Share, the amount(s) of Bullion to which the holder of that Share is entitled on Redemption of that Share;

“New York Business Day” means a day (other than a Saturday or a Sunday) on which the NYSE ARCA is open for the transaction of business;

“Number” in relation to the entry into of Transactions in conjunction with an application for Creation or Redemption (as the case may be) of individual Shares, means the number of Transactions which is the same as the number of Shares to which the application for Creation or Redemption (as the case may be) relates;

“ounces”or “oz.” means troy ounces, being equal to 31.1034768 grams;

“Party” means a party to this Agreement including that party’s successors in title and assignees or transferees permitted in accordance with the terms of this Agreement;

“PDD Protocol” means Parts I to III of the attachment to the ISDA 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on 19 July 2013 and available on the ISDA website (www.isda.org);

“Platform Documents” means each of the Transfer Agency and Service Agreement entered into between the Trust and the Administrator; the Fund Administration and Accounting Agreement entered into between the Trust and the Administrator; the Custody Agreement entered into between the Trust and the Administrator; and the Index License Agreement entered into between the Index Sponsor and the Sponsor;

“PRA Contractual Stay Rules” means the rules set out in the PRA Rulebook of the Bank of England Prudential Regulation Authority: CRR Firms and Non-Authorised Persons: Stay in Resolution Instrument 2015, as may be amended from time to time;

“Price Source Disruption” has the meaning given to it in the Master Confirmation;

“Pricing Day” means, in respect of a Transaction, a day that is a New York Business Day;

“Prospectus” means the final Prospectus, as filed with the United States Securities and Exchange Commission under the Securities Act of 1933, with respect to the Fund, a Series of the Trust and sponsored by the Sponsor;

“Redemption” shall refer to the redemption of Shares; and “Redemption Order” shall be an order for the Redemption of such Shares; each as provided for in accordance with the Prospectus (and “Redeem” and “Redeemed” shall be construed accordingly);

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to Party A;

“Resolution Measure” means a ‘crisis prevention measure’, ‘crisis management measure’ or ‘recognized third-country resolution action’, each with the meaning given in the PRA Contractual Stay Rules, provided, however, that ‘crisis prevention measure’ shall be interpreted in the manner outlined in Rule 2.3 of the PRA Contractual Stay Rules;

“security interest” has the meaning given to it in the PRA Contractual Stay Rules for the purposes of Part 5(r);

“Share” means units in the Fund representing an equal beneficial interest in the net assets of the Fund entitling the holder thereof to receive such holder’s pro rata share of distributions of income and capital gains, if any, made with respect to the Fund;

“Special Resolution Regime” has the meaning given to it in the PRA Contractual Stay Rules;

“Sponsor” means WGC USA Asset Management Company, LLC, a Delaware limited liability company wholly-owned by WGC (US) Holdings, Inc;

“Swap Obligation” means any obligation incurred with respect to a transaction that is a “swap” as defined in the Section 1a(47) of the Commodity Exchange Act and CFTC Regulation 1.3(xxx);

“Tax” means any VAT, tax, income tax, capital gains tax, corporation tax, goods and services tax, withholding tax, stamp, financial institutions, registrations and other duties, bank accounts debits tax, import/export tax or tariff and any other taxes, levies, imposts, deductions, interest, penalties and charges imposed or levied by a government or government agency;

“Termination Date” means, with respect to any Transaction, the final date for payment or delivery, as appropriate, in respect of such Transaction;

“termination right” has the meaning given to it in the PRA Contractual Stay Rules for the purposes of Part 5(r);

“Total Number of Shares” means the total Number of Shares settled and unsettled on the relevant Business Day less the Number of Shares for which a Redemption Order is received by the Administrator prior to such Business Day, as such term is referred to in the Calculation Formula in Appendix II for the determination of the Daily Marked-to-Market;

“Trust” means World Currency Gold Trust;

“U.S. Dollar Cash Equivalent” means in relation to an Early Termination Amount, the equivalent U.S. Dollar sum, calculated by converting the Bullion represented by such Early Termination Amount into U.S. Dollars at the Bullion/U.S. Dollar Exchange Rate on the relevant Early Termination Date;

“U.S. Dollars” or “USD” or “U.S.$” means the lawful currency of the United States of America; and

“Unallocated Bullion Account Agreement” means the agreement between the Trust and the Custodian which establishes the Fund Unallocated Account.

Part 6

Additional Acknowledgments and Covenants

(a)	Party B Acknowledgements. Each of Party B and its successors in title acknowledges and agrees that:

(i)	Party B and its successors in title shall have sole responsibility for each of the following:

(A)	the establishment, structure or choice of assets of Party B (including without limitation for any costs in relation to the establishment of Party B);

(B)	the selection of any person performing services for or acting on behalf of Party B;

(C)	the economic terms or suitability of any Transaction;

(D)	the preparation of or passing on the disclosure and other information contained in the Prospectus or any other agreements or documents used by Party B or any other party in connection with the marketing and sale of Shares;

(E)	the ongoing operations and administration of Party B, including the furnishing of any information to Party B which is not specifically required under the agreements to which Party A is party; or

(F)	any other aspect of the existence of Party B except for those matters specifically identified in this Agreement.

For the avoidance of doubt, Party A shall have no responsibility under this Agreement or otherwise for any such matter.

(ii)	Shares do not represent any interest in or obligation of Party A by virtue of this Agreement. No recourse may be had under this Agreement by the holders of Shares against Party A or its assets with respect to the Shares.

(iii)	The Shares have been structured and are being marketed or promoted by Party B and any service providers Party B engages to assist with marketing or promotion, and Party A has had and has no involvement in either of these processes other than in its capacity as an Authorized Participant where applicable.

(iv)	Party A’s involvement with the development of the Shares is limited to its roles as a Party to this Agreement and the Transactions.

(b)	Additional Party B Covenants.

(i)	Party B undertakes to comply with and perform its obligations and undertakings under and in accordance with, as appropriate, the Platform Documents.

(ii)	Party B undertakes that it will not publish or distribute any written advertising materials (including without limitation internet advertising materials) relating to Shares other than in accordance with all applicable laws and it will not publish or distribute any offering or advertising materials which include any content relating to Party A or any of its Affiliates unless Party A has previously approved (in writing) the content and form of such materials.

(iii)	Party B shall not, and shall require that each Authorized Participant does not, represent or suggest to any potential investors in or distributors of Shares that either Party A or any of its Affiliates has structured Shares or provided any advice or information in respect of Shares.

(iv)	For so long as any Shares are outstanding, Party B undertakes to provide to Party A, promptly upon Party A’s request, such information as Party B is required to deliver to the trustee of the Trust or any applicable regulator.

(v)	For so long as any Shares are outstanding, Party B undertakes to promptly (and, in any event, within two (2) Local Business Days) procure that The Bank of New York Mellon, as Administrator of the Fund, provides notice to Party A of the Creation and Redemption (each such term as defined in the Prospectus) of Shares.

(vi)	For so long as any Shares are outstanding, Party B undertakes to notify Party A in writing as soon as reasonably practicable if Party B is in breach of this Agreement.

(vii)	For so long as any Shares are outstanding, Party B undertakes to notify Party A in writing as soon as reasonably practicable in the event that Solactive AG or The Bank of New York Mellon is in breach of any of their respective obligations under the Platform Documents.

(viii)	Party B undertakes not to incur or permit to subsist any indebtedness for borrowed money, lien, claim, charge or encumbrance, and not to give any guarantee or indemnity in respect of indebtedness of any person; provided, however, Party B may borrow from the Custodian, an amount of Bullion not exceeding one Good Delivery Bar (as such term is defined in accordance with the good delivery rules of the Market Association for Bullion in place from time to time) to ensure that Shares are fully backed by Bullion.

(ix)	Party B undertakes not to undertake any business save for the Creation and Redemption of Shares, the acquisition and disposal of Bullion, entering into Transactions, and entering into all other documents necessary for the purposes of the Shares (which includes documents appointing officers, administrators, registrars and advisers) and performing its obligations and exercising its rights thereunder.
(x)	Party B undertakes not to have any employees.

(xi)	Party B undertakes not to consolidate or merge with any other person or convey or transfer all, or substantially all, of its assets to any person.

(xii)	Party B undertakes not to permit the validity or effectiveness of this Agreement to be modified, terminated or discharged.

(xiii)	Party B undertakes not to have: (A) any subsidiaries; or (B) any Affiliates controlled by Party B.

(xiv)	Party B undertakes to procure that the Bullion it holds is at all times maintained in a manner so that it is readily distinguishable from the property attributable to any other person, provided, however, Party B may hold Bullion in the Fund Unallocated Account for the amount of time necessary to effect transactions for the Fund.

(xv)	Party B undertakes not to open any bank account other than as contemplated in the Prospectus.

(xvi)

Party B acknowledges that the Trust is authorized to establish series within the meaning of Sections 3804(a) and 3806(b)(2) of the Delaware Statutory Trust Act, as amended, 12 Del. C. § 3801 et seq. (as so amended, the “DST Act”) having limitations on inter-series liabilities (each, a “Series”), and that the Fund is a Series of the Trust. Both the Fund and the Trust will: (A) cause all bank accounts, records and books of account of or associated with the Fund to be separable and distinct, and distinguishable on the records of the Trust from those of the Trust generally, of any other Series or of any other entity; (B) not commingle any of the assets, property, money, instruments, rights and other property that are deposited with, granted to, acquired or held by the Trust in respect of (whether or not held in the name of) the Fund (the “Fund Property”) with the assets of the Trust generally, of any other Series or of any other entity and cause the Fund Property, debts, liabilities, obligations, expenses, profits and losses associated with the Fund to be held and accounted for separately from the other assets, debts, liabilities, obligations, expenses, profits and losses of the Trust or any other Series; (C) not pay, other than from the Fund Property, any obligations of any kind incurred by it and payable by it pursuant to this Agreement; (D) observe all trust formalities required by this Agreement, the Trust Agreement, and applicable law, including those set forth in the DST Act. Upon a change, supplement or modification to or amendment of, the terms, rights, preferences and liabilities of the Fund, Party B shall promptly provide to Party A a copy of the resolution, amendment, supplement, schedule or other document or instrument implementing, documenting or memorializing such change, supplement or modification. Party B shall not permit a change, supplement or modification to, or amendment of, any of the terms, rights, preferences or liabilities of the Fund that could materially adversely affect its ability to perform its obligations under this Agreement without the prior written consent of Party A or the creation of a Series that has rights in any Fund Property, except by virtue of the ownership of Shares in the Fund.

(c)	Indemnification of Party A.

(i)	Party B agrees to indemnify and hold harmless Party A, its directors, officers, employees, agents and affiliates, and each person, if any, who controls Party A within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from and against any losses, claims, damages and liabilities, including, without limitation, any reasonable legal fees and other out-of-pocket costs and expenses incurred in connection with investigating, preparing for and responding to third party subpoenas, as such expenses are incurred, or other expenses incurred by Party A in connection with defending or investigating any action or claim to which they or any of them may become subject (the “Legal Fees”), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) involve matters contemplated under this Agreement, the Index, or related to any Transaction and arise out of, are based upon or arise in connection with any untrue or misleading statement of any material fact contained in the Prospectus, or any of the other reports, financial statements, certificates or other information furnished by or on behalf of Party B to Party A on or prior to the date of this Agreement, or arise out of, are based upon or arise in connection with the omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)	Party B will not, however, be liable under the foregoing indemnification provision for losses, claims, damages or liabilities (or actions in respect thereof) that have resulted from the negligence or willful misconduct of Party A or its directors, officers, employees, agents and affiliates and in these circumstances Party A shall reimburse Party B for all losses, claims, damages, liabilities, and Legal Fees or other expenses previously paid by Party B to Party A.

(iii)	Party B’s obligations pursuant to this Part 6(c) (Indemnification of Party A) shall inure to the benefit of any successors and assigns of each indemnified party. The obligations of Party B hereunder shall be in addition to any rights that any indemnified party may have at common law or otherwise.

Part 7

Authorized Participants

(a)	Appointment of Authorized Participants. Party B may appoint as an Authorized Participant:

(i)	Party A or any Affiliate of Party A; or

(ii)	any other person provided that this Part 7 is complied with in respect of such appointment, in addition to any other process or criteria as may apply from time to time.

(b)	Notification of new Authorized Participant. Party B shall promptly, and in any event no less than ten (10) Local Business Days prior to signing an Authorized Participant Agreement, provide notice to Party A of the names and addresses of each person whom Party B proposes should become an Authorized Participant and shall provide (or shall procure that Party A is provided with) such information as Party A may acting in good faith require (the “KYC information”) in order to consider whether or not the appointment of such proposed person as an Authorized Participant is appropriate in light of prevailing regulatory or reputational considerations which are beyond the control of either of the Parties to mitigate. In the event that Party A in good faith objects to the appointment of any such Authorized Participant due to regulatory or reputational considerations which are beyond the control of either of the Parties to mitigate, Party A shall advise Party B of the rejection as soon as practicable and no later than five (5) Local Business Days after receiving the KYC information and Party B shall cease the appointment of that Authorized Participant.

(c)	Removal of Authorized Participant on notice. If, during the term of appointment of any Authorized Participant, Party A determines in good faith that such Authorized Participant is no longer an appropriate Authorized Participant due to there being a regulatory or reputational circumstance regarding that Authorized Participant which is beyond the control of either of the Parties to mitigate, then Party A shall provide notice of such to Party B, including evidence of the issue (subject to any confidentiality or regulatory restrictions regarding disclosure); and thereafter, Party B shall terminate such Authorized Participant Agreement as soon as reasonably practicable (but, in any event, within ten (10) Local Business Days) of receipt of such notification from Party A.

(d)	Cessation of appointment. Party B undertakes to notify Party A in writing as soon as reasonably practicable whenever an Authorized Participant ceases to be an Authorized Participant.

Part 8

Provisions in respect of Daily Delivery Amounts

(a)	Procedures for Confirming Transactions. On each and every Index Business Day, Party B shall procure that the Index Sponsor will in good faith and with reasonable due diligence calculate the value of the Index prior to 05:30 a.m. New York time on such Index Business Day and provide the value of the Index to Party A by no later than 05:30 a.m. New York time on such Index Business Day.

(b)	Adjustment Notice. On each Pricing Day Party A shall in good faith and with reasonable due diligence calculate the Fee Embedded Index Price and the Total Number of Shares and provide the same to Party B as part of an Adjustment Notice by 06:30 a.m. New York time on such Pricing Day. Such values shall represent the inputs forming part of the calculation of the Daily Delivery Amount value, which will thereafter form part of the Invoice provided from Party A to Party B.

Each Adjustment Notice, when taken together with the Master Confirmation and each Invoice, shall be deemed to be a “Confirmation” in respect of an individual Transaction for the purposes of this Agreement; provided that Party A shall have (and Party B shall procure that Party A has) the dispute rights detailed further below in relation to any Index calculations or determinations, including: (i) the Index and any values or other determinations and calculations in respect thereof; (ii) the Calculation Formulae as set out in Appendix II hereto, including the Fee Embedded Index Price and the Total Number of Shares; and (iii) calculation of the values for the purposes of the Adjustment Notice.

Party B shall promptly review any Adjustment Notice or Invoice received from Party A and shall notify Party A promptly, but in any event no later than 08:00 a.m. New York Time on that Pricing Day, if it objects to any calculation therein. In the case of any objection the Parties shall use commercially reasonable efforts to resolve any dispute promptly and no later than 12:00 noon New York time on that same Pricing Day. If the Parties are unable to resolve such dispute, then the Parties shall select an independent Substitute Dealer to make such calculation by 01:00 p.m. New York time on that same Pricing Day. The cost of such Substitute Dealer shall be borne equally by the Parties. If the Parties are unable to agree on and appoint a Substitute Dealer, then each Party shall appoint one (1) Substitute Dealer, and those two (2) Substitute Dealers shall jointly appoint a third (3rd) Substitute Dealer to be the Substitute Dealer by 02:00 p.m. New York time on such Pricing Day.

(c)	Dispute rights of Party A. Party A, acting in good faith and in a commercially reasonable manner, may dispute a calculation or determination made in respect of the Index by the Index Sponsor (an “Index Disputed Matter”) by providing a written notice to Party B that specifies in reasonable detail (i) the nature of the objection and (ii) an alternative calculation or determination (“Index Objection Notice”) not later than the close of business on the Local Business Day immediately following receipt of such calculation or determination.

If the Index Disputed Matter is not resolved by 12:00 noon New York time on the Local Business Day following the date on which an Index Objection Notice is timely delivered by Party A (the “Informal Index Resolution Date”), then three (3) Substitute Dealers shall be appointed, no later than 05:00 p.m. New York time on the Informal Index Resolution Date (the “Initial Index Appointment Deadline”), each to make a determination or calculation as to the Index Disputed Matter as promptly as practicable, but no later than 05:00 p.m. New York time on the second (2nd) Local Business Day following its appointment as a Substitute Dealer (the “Index Determination Deadline”).

If the Parties are unable to agree on and appoint three (3) Substitute Dealers by the Initial Index Appointment Deadline, then Party A and Party B shall each appoint one (1) Substitute Dealer, and those two (2) Substitute Dealers shall jointly appoint a third (3rd) Substitute Dealer by 12:00 noon New York time on the first (1st) Local Business Day following the Informal Index Resolution Date (the “Final Index Appointment Deadline”). If for any reason the Parties are unable to appoint three (3) Substitute Dealers pursuant to the foregoing by the Final Index Appointment Deadline, then the Index Sponsor’s original calculation or determination in respect of the Index Disputed Matter shall control.

In the event that not more than one (1) Substitute Dealer provides a response as to the Index Disputed Matter by the Index Determination Deadline, the Index Sponsor’s original calculation or determination in respect of the Index Disputed Matter shall control. In the event that two (2) or three (3) Substitute Dealers provide a response as to the Index Disputed Matter by the Index Determination Deadline:

(i)	if those responses are susceptible to the determination of an arithmetic mean, the arithmetic mean of such responses shall be binding in respect of the Index Disputed Matter, absent manifest error; or

(ii)	if those responses are not susceptible to the determination of an arithmetic mean, then: (1) if the majority of the responding Substitute Dealers provided the same response, such response shall be binding in respect of the Index Disputed Matter, absent manifest error; or (B) if the majority of the Substitute Dealers did not provide the same response, the responding Substitute Dealers will jointly appoint a fourth (4th) Substitute Dealer (the “Resolver”), and the Resolver will select within two (2) Local Business Days from the responses originally provided by the responding Substitute Dealers, with the selected response being binding on the Parties in respect of the Index Disputed Matter, absent manifest error. By way of example and without limiting the phrase, the following are not susceptible to the determination of an arithmetic mean: (x) responses as to whether or not an event has occurred; and (y) responses in which different terms of the Transaction are proposed to be adjusted.

The Parties shall pay any costs of the Substitute Dealers equally. Notwithstanding any other provision in this Agreement, the relevant Party shall make payment or delivery of all undisputed amounts in accordance with the terms of this Agreement. All payments or deliveries with respect to disputed amounts resolved in accordance with the foregoing shall be made as promptly as practicable after such dispute is resolved, but in no event later than 10:00 a.m. New York time on the first (1st) Local Business Day following the date on which the dispute is resolved. For the purposes of any payment or delivery made in accordance with the preceding sentence only, the words “if such failure is not remedied on or before the third (3rd) Local Business Day after notice of such failure is given to the party” in Section 5(a)(i) of this Agreement shall be disregarded.

(d)	Daily Delivery Amount. On each Pricing Day, Party A shall calculate the Daily Delivery Amount in respect of all Transactions.

(e)	Daily Delivery Amount Payer and Daily Delivery Amount Receiver. Subject to the terms of the Master Confirmation and this Agreement, where the Daily Delivery Amount (calculated in accordance with Part 8(d) above) in respect of all Transactions for that DDA Delivery Date is:

(i)	a positive amount, such amount of ounces of Bullion shall be delivered by Party A to Party B on the DDA Delivery Date; or

(ii)	a negative amount, the absolute value of ounces of Bullion shall be delivered by Party B to Party A on the DDA Delivery Date,

the Party from whom such Daily Delivery Amount is to be delivered being the “Daily Delivery Amount Payer” and the Party to whom such Daily Delivery Amount is to be delivered being the “Daily Delivery Amount Receiver”.

(f)	Delivery of Daily Delivery Amount. On each DDA Delivery Date the Daily Delivery Amount Payer shall Deliver or procure Delivery of the Daily Delivery Amount then outstanding to the Daily Delivery Amount Receiver. In respect of such Delivery the “Settlement by Delivery” provisions in Section 10.5 of the Commodity Definitions shall apply, such that:

(i)	Delivery shall be on an unallocated basis;

(ii)	“Negotiation” shall be deemed to have been specified in relation to “Consequences of Bullion Settlement Disruption Events”; provided that the references to “ten” and “tenth” shall be replaced with references to “four” and “fourth” respectively; and

(iii)	interest shall be payable in Bullion on such late Delivery in accordance with the provisions of Part 8(j) from and including the date on which that Delivery was due to be made to and excluding the date of actual Delivery, provided further that such provisions shall cease to apply to the extent that a Bullion Settlement Disruption (as defined in the Master Confirmation) occurs.

(g)	Final Delivery Amount. On and following the occurrence of an Early Termination Date, any Daily Delivery Amount(s) then outstanding and undelivered on and including such Early Termination Date and attributable to the relevant Terminated Transaction or group of Terminated Transactions, as the case may be, on such date the (“Final Delivery Amount”) shall continue to be Delivered on each successive DDA Delivery Date until no further Daily Delivery Amount remains outstanding. On and from the occurrence of an Early Termination Date in respect of all (but not some only) Transactions, unless the Parties otherwise agree, no further Transactions shall be entered into under this Agreement.

(h)	Delivery Free of Encumbrances etc. The Delivery of Bullion under this Agreement shall, without prejudice to the definition of “Deliver”, be effected by transfer of all rights, title and interest in the relevant Bullion such that ownership of the relevant Bullion vests in the relevant transferee free and clear of any Encumbrance or any other interest of the relevant transferor or of any third person. For these purposes “deliver’’, “redeliver” and any derivations thereof, shall be construed accordingly. Nothing in this Agreement is intended to create or does create in favor of either Party any Encumbrance by virtue of such Delivery.

(i)	General Delivery and Payment Provisions. Unless otherwise agreed all amounts of Bullion shall be Delivered by or on behalf of either Party into: (i) the account(s) specified by the Parties under this Agreement; or (ii) where relevant, the Unallocated Bullion Account Agreement in respect of such Delivery.

Without prejudice to the provisions of this Agreement, all Bullion deliverable under this Agreement shall be Delivered without set-off or counterclaim (other than any set-off expressly contemplated by this Agreement).

(j)

Interest on late payment or delivery. Any obligation which is required to be settled by payment or delivery on any Local Business Day under this Agreement but which is not discharged on that Local Business Day shall accrue interest at the Funding Rate from and including that Local Business Day, and shall cease to accrue interest on the date on which such obligation is discharged in accordance with this Agreement. In the case of: (x) an obligation to pay monies, interest will accrue on the amount which is due and payable but unpaid; and (y) in the case of an obligation to Deliver Bullion, interest will accrue on the USD value of such Bullion (determined according to the Bullion/U.S. Dollar Exchange Rate at the relevant time).

Provided that, any such interest which has accrued in accordance with this paragraph, determined in accordance with (x) or (y) above, shall be payable in Bullion, the amount (in ounces) of which shall be determined by converting the value of such monetary obligations into an amount of Bullion (determined according to the U.S. Dollar/Bullion Exchange Rate at the relevant time).

(k)	Same Terms. Notwithstanding anything to the contrary contained elsewhere in this Agreement, the parties acknowledge and agree that any obligation of Party B which is required to be settled by payment or delivery pursuant to this Agreement, including but not limited to any payment or delivery obligation arising under Section 6(e) of this Agreement, will be satisfied prior to any other payment or delivery obligation owing to or claims made by the sponsor of the Fund for the portion of its fees that are not used to pay for the ordinary fees and expenses of the Fund as set forth in the Prospectus under the heading “Fund Expenses”. Further, except as otherwise provided in this paragraph, Party B confirms that the terms relating to payment or delivery obligations owing to or claims made by any of its creditors are at least as favorable as the terms and conditions granted by Party B to any other counterparty with whom it has entered into a master trading agreement at the date of this Agreement. Should Party B enter into any subsequent master trading agreement with any other counterparty following the date of this Agreement, which master trading agreement provides for terms and conditions relating to payment or delivery obligations to or claims made by any of its creditors that are more favorable than those contained in this Agreement, the Master Confirmation and any Transaction hereunder, then this Agreement, the Master Confirmation and any Transaction (as applicable) shall be deemed to be modified (without the need for any formal notice or other such proceeding to give effect thereto) such as to provide Party A with the benefit of those more favorable terms and conditions.

Without prejudice to the previous paragraph, Party B shall notify Party A promptly of the existence of any such more favorable terms and conditions and Party A shall have the right to receive those more favorable terms and conditions with immediate effect. If requested in writing by Party A, Party B shall amend the terms of this Agreement, the Master Confirmation and any Transaction (as applicable) so as to include those more favorable terms and conditions.

Merrill Lynch International		World Currency Gold Trust, acting in respect of SPDR® Long Dollar Gold Trust

	(Name of Party)		(Name of Party)

By:	/s/ Rupen Tanna	By:	/s/ Gregory S. Collett
Name: Rupen Tanna		Name: Gregory S. Collett
Title: Authorised Signatory		Title: Vice President*
Date: 28 December, 2016		Date: 28 December, 2016
* Authorized to sign on behalf of the Trust in this capacity since an Officer of the Trust’s Sponsor

DODD-FRANK COUNTERPARTY NOTIFICATION

Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) introduced wide-ranging measures designed to introduce transparency and accountability to the swaps markets. Many of these measures are in effect at this time and additional measures may come into effect in the future. While many of these measures, such as swap data reporting and recordkeeping, clearing and mandatory trading, have broad applicability, a significant number of rules impose new requirements on the newly created registrant categories of swap dealers and major swap participants that must register with the Commodity Futures Trading Commission (“CFTC”). These measures, including the external business conduct standards rule,1 require swap dealers to provide notifications to you as the swap counterparty. The purpose of this counterparty notification (“Counterparty Notification”) is to provide you with the required notifications to enable us to offer and engage in “Swaps”2 activity with you (as defined in the Commodity Exchange Act (“CEA”) and the relevant rules of the CFTC). To the extent that you are acting as agent on behalf of any clients, investors, funds, accounts and/or other principals (“Counterparties”) that have one or more swap transactions or swap master agreements outstanding with any of the entities listed at the end of this notification, this Counterparty Notification is being provided to these Counterparties by delivery to you on their behalf.

This Counterparty Notification is a necessary step toward Dodd-Frank compliance. To meet additional Dodd-Frank requirements, we may in the future provide you with additional notifications or request certain representations, consents or information from you. Certain Dodd-Frank requirements may be addressed by adherence to industry-wide protocols, such as the ISDA August 2012 DF Protocol published by the International Swaps and Derivatives Association, Inc. (“ISDA”) and subsequent ISDA protocols. We strongly urge you to adhere to all available ISDA protocols, if you have not yet done so, as these protocols will be the most efficient way to ensure Dodd-Frank compliance and will result in the least disruption to our swap trading relationship. We will continue to provide you with additional Counterparty Notifications as further regulatory measures are finalized and become effective.

We kindly request that you carefully review this Counterparty Notification.

NOTIFICATIONS TO ALL COUNTERPARTIES

1.	Manner of Party Communications; Disclosures including Risks, Characteristics and Economic Terms; Daily Marks. In order to effectively execute Swaps with you in a manner consistent with our responsibilities as a swap dealer, we intend to communicate any required notifications, disclosures and other information, including standardized notifications and disclosures applicable to multiple Swaps, through any of the following means:

(a)	via mail, email or fax; or

(b)	by posting on a web page at, or accessible through (i) for disclosures, including material risks, characteristics, and material economic terms, https://vtm.bankofamerica.com/vtm/Home.do; or (ii) for daily marks, https://vtm.bankofamerica.com/vtm/Home.do (together with logon credentials communicated to you via the means specified in (a) above, as well as any agreement to access or use the informational or other services of such website, if access is restricted); provided that:

(i)	communications with respect to price, pre-trade mid-market marks, basic material economic terms and other material characteristics of a Swap may be communicated by personal communications (whether in person, by telephone or through electronic communication networks or systems) or pursuant to the means specified in (a) or (b) above, provided further that any oral disclosures are confirmed by us in writing;

[1]	Business Conduct Standards for Swap Dealers and Major Swap Participants with Counterparties, 77 Fed. Reg. 9734 (Feb. 17, 2012).
[2]	As used in this Counterparty Notification, “Swap” also means any material amendment, mutual unwind or novation of an existing Swap, as well as any guarantee of a swap.

(ii)	we may post your daily marks to our website without providing you with separate notices of each posting; and

(iii)	disclosures provided pursuant to the means specified in (b) above will apply to any Swap we may execute with you unless we notify you otherwise pursuant to the means specified in (a) above.

For more information on accessing daily marks and other disclosures, or to obtain the relevant login information, please contact Client Valuations at:

us_otc_client_valuation@bankofamerica.com or 1.980.388.3058

2.	Telephone Recording. CFTC regulations require us to record and retain telephone conversations of our trading, marketing, operations and other relevant personnel in connection with any Swap or proposed Swap. We hereby notify you that we will record, and retain copies of, such conversations, with or without the use of a warning tone or similar warning, in connection with any Swap or proposed Swap. We may ask you to provide consent of your personnel should such consent be required by applicable law.

We appreciate your attention to this matter, and we look forward to continuing our relationship with your firm.

APPENDIX I

Form of Master Confirmation

MASTER CONFIRMATION

Date:	28 December, 2016

To:	WORLD CURRENCY GOLD TRUST (the “TRUST”), a Delaware statutory trust, acting in respect of SPDR® LONG DOLLAR GOLD TRUST (the “FUND”) (being “Party B”)

Email:	Brian.bellardo@gold.org Greg.collett@gold.org gldwnotifications@gold.org

From:	MERRILL LYNCH INTERNATIONAL, a company organized under the laws of England and Wales (being “Party A”)

Email:	dg.dg_gmg_cid_fax_notices@bofasecurities.com Olivia.He@baml.com

Re:	Master Confirmation of Transaction

MLI Reference:	[●]

The purpose of this letter (this “Master Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Party A and Party B on the Trade Date specified below (the “Transaction”). This Master Confirmation supplements, forms part of and is subject to, the ISDA Master Agreement dated as of 28 December, 2016, as amended and supplemented from time to time (the “Agreement”), between Merrill Lynch International (“Party A”) and SPDR® Long Dollar Gold Trust, a series of World Currency Gold Trust (“Party B”). All provisions contained in the Agreement govern this Master Confirmation except as expressly modified below.

The definitions and provisions contained in the 2006 ISDA Definitions (the “2006 Definitions”) and the 2005 ISDA Commodity Definitions, including the Sub-Annexes thereto, all as amended, supplemented, updated, and restated from time to time (the “Commodity Definitions”) (as published by the International Swaps and Derivatives Association, Inc.) (“ISDA”) (collectively, the “Definitions”) are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and the terms of this Confirmation, this Confirmation will prevail.

This Confirmation evidences a complete and binding agreement between MLI and Counterparty as to the terms of the Transaction to which this Confirmation relates. Unless expressly defined in this Confirmation, defined terms herein shall have the same definition as set out in the ISDA.

Maximum Delivery Amounts:

(a)	Daily Maximum Bullion Delivery Value. This Master Confirmation shall provide for Transactions on any one Pricing Day up to but not exceeding the Daily Maximum Bullion Delivery Value. In the event that the Daily Delivery Amount on any one Pricing Day exceeds the Daily Maximum Bullion Delivery Value; then Party A shall be entitled to refuse to accept to enter into any further Transactions hereunder in respect of that Pricing Day.

(b)	Aggregate Maximum Bullion Delivery Value. This Master Confirmation shall provide for Transactions up to but not exceeding the Aggregate Maximum Bullion Delivery Value. In the event that the cumulative Daily Delivery Amount for all Transactions entered into under this Master Confirmation exceeds the Aggregate Maximum Bullion Delivery Value; Party A shall be entitled to refuse to accept to enter into any further Transactions hereunder.

Where:

“Daily Maximum Bullion Delivery Value” means USD 250,000,000 (two-hundred-fifty-million), where the Daily Delivery Amount in respect of Transactions on any one Pricing Day shall have been converted into a USD value using the Bullion/U.S. Dollar Exchange Rate on the relevant Pricing Day; and

“Aggregate Maximum Bullion Delivery Value” means USD 4,000,000,000 (four billion) calculated by converting the sum of the Daily Delivery Amount for each Pricing Day up to and including the relevant Pricing Day into a USD value using the Bullion/U.S. Dollar Exchange Rate on the relevant Pricing Day. For the avoidance of doubt, the sum of the Daily Delivery Amount for each Pricing Day shall equal the total number of ounces of Bullion held by the Fund as a consequence of transactions entered into between the Parties under this Master Confirmation.

For the avoidance of doubt, each of the above limits shall operate severally and not jointly. And provided that, in the event the these provisions shall apply, the Parties shall enter into discussions with a view to agreeing between them the terms of a new Master Confirmation and a new Daily Maximum Bullion Delivery Value and Aggregate Maximum Bullion Delivery Value which shall apply to that Master Confirmation. On or before each anniversary of this Master Confirmation and otherwise upon the reasonable request of Party B, Party A agrees to use reasonable good faith efforts to increase the Daily Maximum Bullion Delivery Value and/or Aggregate Maximum Bullion Delivery Value in order to accommodate Party B’s business needs and to the extent such increase will not result in a materially adverse economic effect for Party A in respect of the Transactions.

Term of this Master Confirmation. This Master Confirmation shall continue in effect for a period of two and a half years (the “Term”) from the date of the Agreement (the “Confirmation Expiration Date”). At least six months prior to the end date of this Master Confirmation, the Parties shall acting in good faith use all reasonable endeavours to agree the terms and conditions of a new Master Confirmation or other agreement between the parties for the provision of services relating to the Global Currency Gold Fund on and from the end date of this Master Confirmation.

Commercial Terms

General:

Trade Date:

Commodity:	Bullion

Bullion:	Gold

Effective Date:	Trade Date

Termination Date:	In respect of each Transaction, the DDA Delivery Date or final delivery in respect of such Transaction, if later.

Delivery Dates:	Each DDA Delivery Date for Bullion applicable to the Transaction and, only to the extent necessary to discharge any Final Delivery Amount attributable to the relevant Transaction, each such DDA Delivery Date following an Early Termination Date.

Settlement:	Settlement by Delivery.

Term:	In respect of each Transaction, the period commencing on the Effective Date and ending on the Termination Date.

Business Day:	London, New York

Calculation Agent:	As per the Agreement. Whenever the Calculation Agent is required to act, it will do so in good faith and in a commercially reasonable manner and its determination and calculations shall be binding in the absence of manifest error.

Price Source:	The Index Sponsor (or its successor).

Pricing Day:	As per the Agreement.

Initial Price:	Not Applicable

Delivery Amount Details:

Fee Embedded Index Price:	As per the Adjustment Notice for the relevant Transaction.

Total Number of Shares:	As per the Adjustment Notice for the relevant Transaction.

Daily Delivery Amount:	Calculated pursuant to Appendix II of the Agreement and set forth in the Invoice for the relevant Transaction, and which shall appear as the “Total Invoice Amount XAU/OZ” in the Invoice (or as is otherwise agreed between the Parties from time to time). For the avoidance of doubt, the failure of a party to deliver the amount of Bullion set forth in the Invoice by the Bullion Transaction Settlement Date immediately following the date of the Invoice as a result of any event other than a Bullion Settlement Disruption shall constitute an Event of Default under Section 5(a)(i) of the Agreement with respect to the party failing to deliver the Bullion if such failure is not remedied on or before the first Local Business Day after notice of such failure is given to the party failing to deliver the amount of Bullion.

Daily Delivery Amount Payer:	As per Part 8 (Provisions in respect of Daily Delivery Amounts) of the Agreement.

Daily Delivery Amount Receiver:	As per Part 8 (Provisions in respect of Daily Delivery Amounts) of the Agreement.

Delivery Account Details:	As notified from time to time by the Daily Delivery Amount Receiver to the Daily Delivery Amount Payer.

Fee Details:

Fee Amount Payer:	Party B

Fee Amount:	The Fee Amount shall be included in the calculation of the Fee Embedded Index Price.

Provisions relating to Market Disruption:

Market Disruption Events:	For the purposes of this Master Confirmation and any Transaction, the “Market Disruption Events” specified for the purposes of the provisions of Section 7.4 of the Commodity Definitions shall not apply, and shall be replaced with the following “Market Disruption Events” as set out below:

(i) Price Source Disruption;

(ii) Hedging Disruption/Change in Law; and

(iii) Bullion Settlement Disruption.

For the avoidance of doubt, no “Additional Market Disruption Events” shall apply.

The following definitions shall apply for the purposes of the “Market Disruption Events” set out above:

“Price Source Disruption” means in respect of any Pricing Day and the Index, either: (i) the Index is not published and available on the relevant display page of the Bloomberg or Reuters Monitor Money Rates service, or any successor at 5:00 p.m. London time on such Pricing Day; or (ii) the Calculation Agent determines that the level of the Index displayed on the relevant display page of the Bloomberg or Reuters Monitor Money Rates service, or any successor, on such Pricing Day is manifestly incorrect.

“Hedging Disruption/Change in Law” means that, in relation to a Transaction:

(i)     (A) due to the adoption, enactment, ratification or promulgation of or any change in any applicable law or regulation (including, without limitation, any tax law), or (B) due to the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority of any applicable law or regulation (including any action taken by a taxing authority), Party A determines acting in good faith and in a commercially reasonable manner that it has become impossible or impracticable for Party A to hold; acquire or dispose of any Hedge Position relating to such Transaction; or

(ii)    Party A determines acting in good faith and in a commercially reasonable manner that it is unable, after using commercially reasonable efforts, to (A) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any Hedge Position relating to such Transaction, or (B) realize, recover or remit the proceeds of any such transaction(s) or Hedge Position (and for this purpose Party A and Party B acknowledge and agree that a Hedging Disruption/Change in Law will occur under this sub-paragraph (ii) if Party A determines in good faith and in a commercially reasonable manner that it is unable, after using commercially reasonable efforts, to do either or both of (A) and (B) above in New York notwithstanding that Party A may be able to do so in another location or jurisdiction); or

(iii)  For any reason or cause whatsoever: (a) Party A will incur a materially increased cost in performing its obligations under such Transaction (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position) in any jurisdiction in which Party A chooses to perform its obligations under such Transaction which must also be one or more of the following jurisdictions: United States of America, United Kingdom, Japan, Hong Kong and any other jurisdiction which is the issuer of a Currency used in the Index, or any other jurisdiction notified by Party A to Party B from time to time in connection with which Party B has provided its consent (such consent not to be unreasonably withheld or delayed); (b) Party A has notified Party B or Party B’s agent by e-mail or fax (and in the case of notification to Party B’s agent only, confirmed by telephone) within one Local Business Day of a Party A Relevant Person becoming aware of such materially increased cost of (i) such materially increased cost, (ii) the date from which such materially increased cost would become applicable, and (iii) the revised terms of the relevant Transaction which would compensate Party A for such materially increased cost (as determined by Party A in a commercially reasonable manner); and (c) Party B does not agree to such revised terms or fails to respond to Party A in connection with such revised terms by the Notification Time. For the purposes of this sub-clause (c), “Notification Time” means six hours following the time of receipt of notification by Party B or Party B’s agent, as applicable, in accordance with (b) above or, if later, 10:00 a.m. (London time) on the Local Business Day falling immediately prior to the date specified in the notification referred to in (b) (ii) above as the date from which the materially increased cost set out therein will become applicable; provided that, if the date on which the notification referred to in (b) above is received by Party A falls on or after the Local Business Day falling immediately prior to the date set out in that notification as the date from which the materially increased cost will become applicable, the Notification Time shall be 60 minutes following the time of receipt of notification by Party B or Party B’s agent, as applicable, in accordance with (b) above or, if later, 2:30 pm (London time) on that day.

If a Hedging Disruption/Change in Law does not occur on account of Party B agreeing to the revised terms of the relevant Transaction as notified in accordance with (b) above but Party B subsequently gives written notice that it no longer wishes to continue that Transaction on such revised terms to Party A prior to 10:00 a.m. (London time) on a Local Business Day; then a Hedging Disruption/Change in Law will occur on that Local Business Day.

For this purpose:

“Hedge Positions” means any purchase, sale, entry into or maintenance of one or more (i) foreign exchange positions or contracts or (ii) Bullion positions; or (iii) any other instruments or arrangements (howsoever described), in each case by Party A in order to hedge, individually (in whole or in part) or on a portfolio basis, the Transaction. Without limitation to the generality of the foregoing , it is acknowledged and agreed that Party A may enter into Hedge Positions traded in locations outside its jurisdiction of incorporation (including, without limitation, New York) and/or through affiliates located outside Party A’s jurisdiction of incorporation (including, without limitation, New York). Inability to enter into such Hedge Positions may result in a Hedging Disruption/Change in Law occurring; and

“Party A Relevant Person” means an employee of Party A with the position of Vice-President, Executive Director or Managing Director (or other substantively equivalent title) of Party A and who is directly involved in or has responsibility for the trading or administration of Transactions at the time that such employee becomes aware of the relevant increased cost.

“Bullion Settlement Disruption” means, in respect of the Index and a Transaction, that: (i) the Daily Delivery Amount relevant to such Transaction is not deliverable on the day which would have been the DDA Delivery Date applicable to that Daily Delivery Amount on account of such day being a Bullion Settlement Disruption Day the (“Scheduled Delivery Date”); and (ii) each of the four immediately following Bullion Business Days is also a Bullion Settlement Disruption Day in respect of the applicable Bullion. The date of the occurrence of a Bullion Settlement Disruption shall be such fourth Bullion Business Day immediately following the Scheduled Delivery Date.

A “Bullion Business Day” for this purpose shall be a Business Day on which the market operated by the Market Association for Bullion is open for the transaction of business.

Disruption Fallbacks:	For the purposes of this Master Confirmation and any Transaction, the “Disruption Fallbacks” specified for the purposes of the provisions of Section 7.5 of the Commodity Definitions shall not apply, and shall be replaced with the following “Disruption Fallbacks” as set out below:

(i) For the purposes of a “Price Source Disruption”, the “Disruption Fallback” shall be “Fallback Reference Price”.

(ii) For the purposes of a “Hedging Disruption/Change in Law”, the “Disruption Fallback” shall be “Hedging Disruption/Change in Law Termination”.

(iii) For the purposes of a “Bullion Settlement Disruption”, the “Disruption Fallback” shall be “Cancellation and Payment”.

The following definitions shall apply for the purposes of the “Disruption Fallbacks” set out above:

“Fallback Reference Price” means, in relation to a Price Source Disruption and a Pricing Day, that the Calculation Agent will determine the “Closing Level” (being the closing level of the

Index determined in accordance with the Index Rules in respect of such Pricing Day) as: (a) the Closing Level of the Index as displayed on the relevant display page of the Reuters Monitor Money Rates Service, or any successor at 5:00 p.m. London time on the relevant Pricing Day; or (b) if such Closing Level is not so displayed at such time or the Calculation Agent determines that the level of the Index as so displayed is manifestly incorrect the Closing Level of the Index in respect of such Pricing Day as may be notified to the Calculation Agent at its request by the Index Provider on and in respect of such Pricing Day. In the event that the Index cannot be determined pursuant to the preceding sentence and if a Price Source Disruption continues for a period of five (5) consecutive Pricing Days: (a) the Transaction will terminate on such fifth (5th) Pricing Day with immediate effect; (b) any Daily Delivery Amount(s) then outstanding and undelivered on and including such Pricing Day and attributable to the relevant Terminated Transaction on such date shall continue to be Delivered on each successive DDA Delivery Date until no further Daily Delivery Amount remains outstanding, in accordance with Part 8 of the Agreement as a Final Delivery Amount; and (c) subject to the fulfilment of the Delivery of such Final Delivery Amount as per (b) above, each Party shall be discharged from all further obligations in respect of any Delivery or otherwise in respect of that Transaction.

“Hedging Disruption/Change in Law Termination” means, in respect of a Transaction which is subject to Hedging Disruption/Change in Law: (a) the Daily Delivery Amount determined in respect of the Pricing Day on which Party A notifies Party B of the occurrence or existence of such Hedging Disruption/Change in Law shall be deemed to be the Final Delivery Amount in accordance with Part 8 of the Agreement in respect of the Transaction so affected; (b) the Transaction shall terminate on such Pricing Day; and (c) subject to the fulfilment of the Delivery of such Final Delivery Amount as per (b) above, each Party shall be discharged from all further obligations in respect of any Delivery or otherwise in respect of that Transaction.

“Cancellation and Payment” means, if a Bullion Settlement Disruption occurs with respect to a Transaction then an Additional Termination Event will be deemed to occur without any notice or further action being required. That Transaction shall be the sole Affected Transaction, the Early Termination Date shall be the date of the occurrence of the Bullion Settlement Disruption and the Party which (in the absence of the Bullion Settlement Disruption) would have been required to make the relevant Delivery shall be the sole Affected Party. For the avoidance of doubt, the Early Termination Amount in respect of the aforementioned Additional Termination Event shall be payable in Bullion at such time as Bullion can be delivered.

Notice Provisions relating to Market Disruption:

Notifications:	For the purposes of this Master Confirmation and any Transaction, any notice provisions for the purposes of Section 7.4 and Section 7.5 of the Commodity Definitions shall, to the extent that they are inconsistent herewith, not apply, and shall be replaced with the following.

Party A shall notify Party B in writing, in the manner provided for in this Agreement of:

(i) the occurrence or anticipated occurrence of a Disruption Event in respect of the Index;

(ii) the cessation of that Disruption Event; and

(iii) the termination of any Transaction as a result of such Disruption Event,

in each case promptly upon becoming aware of the same.

Additional Provisions:

Business Day Convention:	Following

Bullion Business Day Convention:	Following

Offices:	The Office of the Party A is: London, England

The Office of the Party B is: New York, New York

Representations:	As per the Agreement.

Recording of Conversations:	Each Party to this Transaction acknowledges and agrees to the recording of conversations between trading and marketing personnel of the Parties to this Transaction, whether by one or the other or both of the Parties or their agents.

Counterparts:	This Confirmation may be executed in one or more counterparts (including by facsimile), each of which when executed and delivered shall be deemed to be an original instrument and all of which when taken together shall constitute one and the same agreement.

This Confirmation supersedes and replaces any other deal acknowledgment or confirmation (including any electronic or phone confirmation), if any, sent in connection with this Transaction on or prior to the date hereof, and any amendments, replacements or supplements to any electronic confirmation sent in connection with this Transaction after the date hereof. Please acknowledge your acceptance or request for amendment to this Confirmation as soon as possible (but in any event within one day) by email, fax or phone.

MERRILL LYNCH INTERNATIONAL	WORLD CURRENCY GOLD TRUST, acting in respect of SPDR® LONG DOLLAR GOLD TRUST

Name:	Name:
Title:	Title:

APPENDIX II

Calculation Formulae

1.	Estimated Metal Entitlement

The Estimated Metal Entitlement on Business Day t-1 (EMEt–1) is an estimated quantity in ounces of Bullion per Share calculated in accordance with the following formula rounded to 10 decimal places with 0.00000000005 being rounded up):

Where:

t	refers to the applicable Business Day;

t-1	in respect of particular Business Day t, refers to the immediately preceding Business Day;

t-2	in respect of particular Business Day t, refers to the second immediately preceding Business Day;

MEt-2	is the Metal Entitlement for Business Day t-2 as published by the Administrator on that day;

D	number of calendar days between t-1 and t-2;

TER	is the annual Total Expense Ratio as defined in the latest prospectus;

IMt-1	refers to the Index published in ounce terms on Business Day t-1;

IMt-2	refers to the Index published in ounce terms on Business Day t-2;

n	number of calendar days during the fiscal year in which day t falls.

In the above calculation, “Business Day” shall be taken as referring to a Local Business Day.

2.	Fee Embedded Index Price

The Fee Embedded Index Price (P) is an amount in ounces of Bullion determined using the following formulae (rounded to 10 decimal places with 0.00000000005 being rounded up):

t	refers to the applicable Business Day;

t-1	in respect of particular Business Day t, refers to the immediately preceding Business Day;

Pt-1	is the Fee Embedded Index Price on Business Day t-1;

EMEt-1	is the Estimated Metal Entitlement for Business Day t-1;

IMt	refers to the Index published in ounce terms on Business Day t;

IMt-1	refers to the Index published in ounce terms on Business Day t-1;

AS	Agreed Spread as agreed in the Master Confirmation;

D	number of calendar days between t and t-1;

n	number of calendar days during the fiscal year in which day t falls.

In the above calculation, “Business Day” shall be taken as referring to a Local Business Day.

3.	Daily Marked-To-Market

The Daily Marked-To-Market (MtM) is an amount in ounces of Bullion determined using the following formulae (rounded to 3 decimal places with 0.0005 being rounded up):

MtMt =  TNSt-1  × (Pt – Pt-1)

t	refers to the applicable Business Day;

t-1	in respect of particular Business Day t, refers to the immediately preceding Business Day;

MtMt	is the Daily Marked-To-Market on Business Day t;

TNSt-1	is the total of Number of Shares settled and unsettled on Business Day t-1 less the Number of Shares for which a Redemption Order has been received prior to Pricing Day t-1;

Pt	is the Fee Embedded Index Price on Business Day t;

Pt-1	is the Fee Embedded Index Price on Business Day t-1.

In the above calculation, “Business Day” shall be taken as referring to a Local Business Day. For the avoidance of doubt, on any day that is not a Local Business Day, the Daily Marked-to-Market will be zero.

4.	Daily Delivery Amount

The Daily Delivery Amount (DDA) is an amount in ounces of Bullion determined using the following formulae (rounded to 3 decimal places with 0.0005 being rounded up):

DDAt = MtMt

t	refers to the applicable Business Day;

MtMt	is the Daily Marked-To-Market on Business Day t.

In the above calculation, “Business Day” shall be taken as referring to a Local Business Day. The DDAt is settled on T+2 by 12:00pm EST. For the avoidance of doubt, on any day that is not a Local Business Day, the Daily Delivery Amount will be zero. For the avoidance of doubt, the Daily Delivery Amount may be positive or negative.

MASTER CONFIRMATION

Date:	28 December, 2016

To:	WORLD CURRENCY GOLD TRUST (the “TRUST”), a Delaware statutory trust, acting in respect of SPDR® LONG DOLLAR GOLD TRUST (the “FUND”) (being “Party B”)

Email:	Brian.bellardo@gold.org Greg.collett@gold.org gldwnotifications@gold.org

From:	MERRILL LYNCH INTERNATIONAL, a company organized under the laws of England and Wales (being “Party A”)

Email:	dg.dg_gmg_cid_fax_notices@bofasecurities.com Olivia.He@baml.com

Re:	Master Confirmation of Transaction

MLI Reference:	[●]

The purpose of this letter (this “Master Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Party A and Party B on the Trade Date specified below (the “Transaction”). This Master Confirmation supplements, forms part of and is subject to, the ISDA Master Agreement dated as of 28 December, 2016, as amended and supplemented from time to time (the “Agreement”), between Merrill Lynch International (“Party A”) and SPDR® Long Dollar Gold Trust, a series of World Currency Gold Trust (“Party B”). All provisions contained in the Agreement govern this Master Confirmation except as expressly modified below.

The definitions and provisions contained in the 2006 ISDA Definitions (the “2006 Definitions”) and the 2005 ISDA Commodity Definitions, including the Sub-Annexes thereto, all as amended, supplemented, updated, and restated from time to time (the “Commodity Definitions”) (as published by the International Swaps and Derivatives Association, Inc.) (“ISDA”) (collectively, the “Definitions”) are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and the terms of this Confirmation, this Confirmation will prevail.

This Confirmation evidences a complete and binding agreement between MLI and Counterparty as to the terms of the Transaction to which this Confirmation relates. Unless expressly defined in this Confirmation, defined terms herein shall have the same definition as set out in the ISDA.

Maximum Delivery Amounts:

(a)	Daily Maximum Bullion Delivery Value. This Master Confirmation shall provide for Transactions on any one Pricing Day up to but not exceeding the Daily Maximum Bullion Delivery Value. In the event that the Daily Delivery Amount on any one Pricing Day exceeds the Daily Maximum Bullion Delivery Value; then Party A shall be entitled to refuse to accept to enter into any further Transactions hereunder in respect of that Pricing Day.

(b)	Aggregate Maximum Bullion Delivery Value. This Master Confirmation shall provide for Transactions up to but not exceeding the Aggregate Maximum Bullion Delivery Value. In the event that the cumulative Daily Delivery Amount for all Transactions entered into under this Master Confirmation exceeds the Aggregate Maximum Bullion Delivery Value; Party A shall be entitled to refuse to accept to enter into any further Transactions hereunder.

Where:

“Daily Maximum Bullion Delivery Value” means USD 250,000,000 (two-hundred-fifty-million), where the Daily Delivery Amount in respect of Transactions on any one Pricing Day shall have been converted into a USD value using the Bullion/U.S. Dollar Exchange Rate on the relevant Pricing Day; and

“Aggregate Maximum Bullion Delivery Value” means USD 4,000,000,000 (four billion) calculated by converting the sum of the Daily Delivery Amount for each Pricing Day up to and including the relevant Pricing Day into a USD value using the Bullion/U.S. Dollar Exchange Rate on the relevant Pricing Day. For the avoidance of doubt, the sum of the Daily Delivery Amount for each Pricing Day shall equal the total number of ounces of Bullion held by the Fund as a consequence of transactions entered into between the Parties under this Master Confirmation.

For the avoidance of doubt, each of the above limits shall operate severally and not jointly. And provided that, in the event the these provisions shall apply, the Parties shall enter into discussions with a view to agreeing between them the terms of a new Master Confirmation and a new Daily Maximum Bullion Delivery Value and Aggregate Maximum Bullion Delivery Value which shall apply to that Master Confirmation. On or before each anniversary of this Master Confirmation and otherwise upon the reasonable request of Party B, Party A agrees to use reasonable good faith efforts to increase the Daily Maximum Bullion Delivery Value and/or Aggregate Maximum Bullion Delivery Value in order to accommodate Party B’s business needs and to the extent such increase will not result in a materially adverse economic effect for Party A in respect of the Transactions.

Term of this Master Confirmation. This Master Confirmation shall continue in effect for a period of two and a half years (the “Term”) from the date of the Agreement (the “Confirmation Expiration Date”). At least six months prior to the end date of this Master Confirmation, the Parties shall acting in good faith use all reasonable endeavours to agree the terms and conditions of a new Master

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Confirmation or other agreement between the parties for the provision of services relating to the Global Currency Gold Fund on and from the end date of this Master Confirmation.

Commercial Terms

General:

Trade Date:

Commodity:	Bullion

Bullion:	Gold

Effective Date:	Trade Date

Termination Date:	In respect of each Transaction, the DDA Delivery Date or final delivery in respect of such Transaction, if later.

Delivery Dates:	Each DDA Delivery Date for Bullion applicable to the Transaction and, only to the extent necessary to discharge any Final Delivery Amount attributable to the relevant Transaction, each such DDA Delivery Date following an Early Termination Date.

Settlement:	Settlement by Delivery.

Term:	In respect of each Transaction, the period commencing on the Effective Date and ending on the Termination Date.

Business Day:	London, New York

Calculation Agent:	As per the Agreement. Whenever the Calculation Agent is required to act, it will do so in good faith and in a commercially reasonable manner and its determination and calculations shall be binding in the absence of manifest error.

Price Source:	The Index Sponsor (or its successor).

Pricing Day:	As per the Agreement.

Initial Price:	Not Applicable

Delivery Amount Details:

Fee Embedded Index Price:	As per the Adjustment Notice for the relevant Transaction.

Total Number of Shares:	As per the Adjustment Notice for the relevant Transaction.

Daily Delivery Amount:	Calculated pursuant to Appendix II of the Agreement and set forth in the Invoice for the relevant Transaction, and which shall appear as the “Total Invoice Amount XAU/OZ” in the Invoice (or as is otherwise agreed between the Parties from time to time). For the avoidance of doubt, the failure of a party to deliver the amount of Bullion set forth in the Invoice by the Bullion Transaction Settlement Date immediately following the date of the Invoice as a result of any event other than a Bullion Settlement Disruption shall constitute an Event of Default under Section 5(a)(i) of the Agreement with respect to the party failing to deliver the Bullion if such failure is not remedied on or before the first Local Business Day after notice of such failure is given to the party failing to deliver the amount of Bullion.

Daily Delivery Amount Payer:	As per Part 8 (Provisions in respect of Daily Delivery Amounts) of the Agreement.

Daily Delivery Amount Receiver:	As per Part 8 (Provisions in respect of Daily Delivery Amounts) of the Agreement.

Delivery Account Details:	As notified from time to time by the Daily Delivery Amount Receiver to the Daily Delivery Amount Payer.

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Fee Details:

Fee Amount Payer:	Party B

Fee Amount:	The Fee Amount shall be included in the calculation of the Fee Embedded Index Price.

Provisions relating to Market Disruption:

Market Disruption Events:	For the purposes of this Master Confirmation and any Transaction, the “Market Disruption Events” specified for the purposes of the provisions of Section 7.4 of the Commodity Definitions shall not apply, and shall be replaced with the following “Market Disruption Events” as set out below:

(i) Price Source Disruption;

(ii) Hedging Disruption/Change in Law; and

(iii) Bullion Settlement Disruption.

For the avoidance of doubt, no “Additional Market Disruption Events” shall apply.

The following definitions shall apply for the purposes of the “Market Disruption Events” set out above:

“Price Source Disruption” means in respect of any Pricing Day and the Index, either: (i) the Index is not published and available on the relevant display page of the Bloomberg or Reuters Monitor Money Rates service, or any successor at 5:00 p.m. London time on such Pricing Day; or (ii) the Calculation Agent determines that the level of the Index displayed on the relevant display page of the Bloomberg or Reuters Monitor Money Rates service, or any successor, on such Pricing Day is manifestly incorrect.

“Hedging Disruption/Change in Law” means that, in relation to a Transaction:

(i)     (A) due to the adoption, enactment, ratification or promulgation of or any change in any applicable law or regulation (including, without limitation, any tax law), or (B) due to the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority of any applicable law or regulation (including any action taken by a taxing authority), Party A determines acting in good faith and in a commercially reasonable manner that it has become impossible or impracticable for Party A to hold; acquire or dispose of any Hedge Position relating to such Transaction; or

(ii)    Party A determines acting in good faith and in a commercially reasonable manner that it is unable, after using commercially reasonable efforts, to (A) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any Hedge Position relating to such Transaction, or (B) realize, recover or remit the proceeds of any such transaction(s) or Hedge Position (and for this purpose Party A and Party B acknowledge and agree that a Hedging Disruption/Change in Law will occur under this sub-paragraph (ii) if Party A determines in good faith and in a commercially reasonable manner that it is unable, after using commercially reasonable efforts, to do either or both of (A) and (B) above in New York notwithstanding that Party A may be able to do so in another location or jurisdiction); or

(iii)  For any reason or cause whatsoever: (a) Party A will incur a materially increased cost in performing its obligations under such Transaction (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position) in any jurisdiction in which Party A chooses to perform its obligations under such Transaction which must also be one or more of the following jurisdictions: United States of America, United Kingdom, Japan, Hong Kong and any other jurisdiction which is the issuer of a Currency used in the Index, or any other jurisdiction notified by Party A to Party B from time to time in connection with which Party B has provided its consent (such consent not to be unreasonably withheld or delayed); (b) Party A has notified Party B or Party B’s agent by e-mail or fax (and in the case of notification to Party B’s agent only, confirmed by telephone) within one Local Business Day of a Party A Relevant Person becoming aware of such materially increased cost of (i) such materially increased cost, (ii) the date from which such materially increased cost would become applicable, and (iii) the revised terms of the relevant Transaction which would compensate Party A for such materially increased cost (as determined by Party A in a commercially reasonable manner); and (c) Party B does not agree to such revised terms or fails to respond to Party

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A in connection with such revised terms by the Notification Time. For the purposes of this sub-clause (c), “Notification Time” means six hours following the time of receipt of notification by Party B or Party B’s agent, as applicable, in accordance with (b) above or, if later, 10:00 a.m. (London time) on the Local Business Day falling immediately prior to the date specified in the notification referred to in (b) (ii) above as the date from which the materially increased cost set out therein will become applicable; provided that, if the date on which the notification referred to in (b) above is received by Party A falls on or after the Local Business Day falling immediately prior to the date set out in that notification as the date from which the materially increased cost will become applicable, the Notification Time shall be 60 minutes following the time of receipt of notification by Party B or Party B’s agent, as applicable, in accordance with (b) above or, if later, 2:30 pm (London time) on that day.

If a Hedging Disruption/Change in Law does not occur on account of Party B agreeing to the revised terms of the relevant Transaction as notified in accordance with (b) above but Party B subsequently gives written notice that it no longer wishes to continue that Transaction on such revised terms to Party A prior to 10:00 a.m. (London time) on a Local Business Day; then a Hedging Disruption/Change in Law will occur on that Local Business Day.

For this purpose:

“Hedge Positions” means any purchase, sale, entry into or maintenance of one or more (i) foreign exchange positions or contracts or (ii) Bullion positions; or (iii) any other instruments or arrangements (howsoever described), in each case by Party A in order to hedge, individually (in whole or in part) or on a portfolio basis, the Transaction. Without limitation to the generality of the foregoing , it is acknowledged and agreed that Party A may enter into Hedge Positions traded in locations outside its jurisdiction of incorporation (including, without limitation, New York) and/or through affiliates located outside Party A’s jurisdiction of incorporation (including, without limitation, New York). Inability to enter into such Hedge Positions may result in a Hedging Disruption/Change in Law occurring; and

“Party A Relevant Person” means an employee of Party A with the position of Vice-President, Executive Director or Managing Director (or other substantively equivalent title) of Party A and who is directly involved in or has responsibility for the trading or administration of Transactions at the time that such employee becomes aware of the relevant increased cost.

“Bullion Settlement Disruption” means, in respect of the Index and a Transaction, that: (i) the Daily Delivery Amount relevant to such Transaction is not deliverable on the day which would have been the DDA Delivery Date applicable to that Daily Delivery Amount on account of such day being a Bullion Settlement Disruption Day the (“Scheduled Delivery Date”); and (ii) each of the four immediately following Bullion Business Days is also a Bullion Settlement Disruption Day in respect of the applicable Bullion. The date of the occurrence of a Bullion Settlement Disruption shall be such fourth Bullion Business Day immediately following the Scheduled Delivery Date.

A “Bullion Business Day” for this purpose shall be a Business Day on which the market operated by the Market Association for Bullion is open for the transaction of business.

Disruption Fallbacks:	For the purposes of this Master Confirmation and any Transaction, the “Disruption Fallbacks” specified for the purposes of the provisions of Section 7.5 of the Commodity Definitions shall not apply, and shall be replaced with the following “Disruption Fallbacks” as set out below:

(i) For the purposes of a “Price Source Disruption”, the “Disruption Fallback” shall be “Fallback Reference Price”.

(ii) For the purposes of a “Hedging Disruption/Change in Law”, the “Disruption Fallback” shall be “Hedging Disruption/Change in Law Termination”.

(iii) For the purposes of a “Bullion Settlement Disruption”, the “Disruption Fallback” shall be “Cancellation and Payment”.

The following definitions shall apply for the purposes of the “Disruption Fallbacks” set out above:

“Fallback Reference Price” means, in relation to a Price Source Disruption and a Pricing Day, that the Calculation Agent will determine the “Closing Level” (being the closing level of the Index determined in accordance with the Index Rules in respect of such Pricing Day) as: (a) the Closing Level of the Index as displayed on the relevant display page of the Reuters Monitor Money Rates Service, or any successor at 5:00 p.m. London time on the relevant Pricing Day; or (b) if such Closing Level is not so displayed at such time or the Calculation Agent determines

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that the level of the Index as so displayed is manifestly incorrect the Closing Level of the Index in respect of such Pricing Day as may be notified to the Calculation Agent at its request by the Index Provider on and in respect of such Pricing Day. In the event that the Index cannot be determined pursuant to the preceding sentence and if a Price Source Disruption continues for a period of five (5) consecutive Pricing Days: (a) the Transaction will terminate on such fifth (5th) Pricing Day with immediate effect; (b) any Daily Delivery Amount(s) then outstanding and undelivered on and including such Pricing Day and attributable to the relevant Terminated Transaction on such date shall continue to be Delivered on each successive DDA Delivery Date until no further Daily Delivery Amount remains outstanding, in accordance with Part 8 of the Agreement as a Final Delivery Amount; and (c) subject to the fulfilment of the Delivery of such Final Delivery Amount as per (b) above, each Party shall be discharged from all further obligations in respect of any Delivery or otherwise in respect of that Transaction.

“Hedging Disruption/Change in Law Termination” means, in respect of a Transaction which is subject to Hedging Disruption/Change in Law: (a) the Daily Delivery Amount determined in respect of the Pricing Day on which Party A notifies Party B of the occurrence or existence of such Hedging Disruption/Change in Law shall be deemed to be the Final Delivery Amount in accordance with Part 8 of the Agreement in respect of the Transaction so affected; (b) the Transaction shall terminate on such Pricing Day; and (c) subject to the fulfilment of the Delivery of such Final Delivery Amount as per (b) above, each Party shall be discharged from all further obligations in respect of any Delivery or otherwise in respect of that Transaction.

“Cancellation and Payment” means, if a Bullion Settlement Disruption occurs with respect to a Transaction then an Additional Termination Event will be deemed to occur without any notice or further action being required. That Transaction shall be the sole Affected Transaction, the Early Termination Date shall be the date of the occurrence of the Bullion Settlement Disruption and the Party which (in the absence of the Bullion Settlement Disruption) would have been required to make the relevant Delivery shall be the sole Affected Party. For the avoidance of doubt, the Early Termination Amount in respect of the aforementioned Additional Termination Event shall be payable in Bullion at such time as Bullion can be delivered.

Notice Provisions relating to Market Disruption:

Notifications:	For the purposes of this Master Confirmation and any Transaction, any notice provisions for the purposes of Section 7.4 and Section 7.5 of the Commodity Definitions shall, to the extent that they are inconsistent herewith, not apply, and shall be replaced with the following.

Party A shall notify Party B in writing, in the manner provided for in this Agreement of:

(i) the occurrence or anticipated occurrence of a Disruption Event in respect of the Index;

(ii) the cessation of that Disruption Event; and

(iii) the termination of any Transaction as a result of such Disruption Event,

in each case promptly upon becoming aware of the same.

Additional Provisions:

Business Day Convention:	Following

Bullion Business Day Convention:	Following

Offices:	The Office of the Party A is: London, England

The Office of the Party B is: New York, New York

Representations:	As per the Agreement.

Recording of Conversations:	Each Party to this Transaction acknowledges and agrees to the recording of conversations between trading and marketing personnel of the Parties to this Transaction, whether by one or the other or both of the Parties or their agents.

Counterparts:	This Confirmation may be executed in one or more counterparts (including by facsimile), each of which when executed and delivered shall be deemed to be an original instrument and all of which when taken together shall constitute one and the same agreement.

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This Confirmation supersedes and replaces any other deal acknowledgment or confirmation (including any electronic or phone confirmation), if any, sent in connection with this Transaction on or prior to the date hereof, and any amendments, replacements or supplements to any electronic confirmation sent in connection with this Transaction after the date hereof. Please acknowledge your acceptance or request for amendment to this Confirmation as soon as possible (but in any event within one day) by email, fax or phone.

MERRILL LYNCH INTERNATIONAL	WORLD CURRENCY GOLD TRUST, acting in respect of SPDR® LONG DOLLAR GOLD TRUST

Name:	Name:
Title:	Title:

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